Exhibit 10.18
Execution Version
OFFICE LEASE
BRITINNIA SEAPORT CENTRE
HCP LS REDWOOD CITY, LLC
as Landlord,
and
PULMONX, INC.,
as Tenant.

[HCP LIFE SCIENCES]
[BRITANNIA SEAPORT CENTRE]
[Pulmonx, Inc.]

EXHIBITS

A	OUTLINE OF PREMISES
B	INTENTIONALLY OMITTED
C	FORM OF NOTICE OF LEASE TERM DATES
D	INTENTIONALLY OMITTED
E	FORM OF TENANT'S ESTOPPEL CERTIFICATE
F	MARKET RENT ANALYSIS
G	ENVIRONMENTAL QUESTIONNAIRE
H	FORM OF LETTER OF CREDIT
I	EXISTING PERSONAL PROPERTY
J	TENANT'S PERSONAL PROPERTY

(i)	[HCP LIFE SCIENCES] [BRITANNIA SEAPORT CENTRE] [Pulmonx, Inc.]

INDEX

Pages(s)

Abatement Event	20
Accountant	13
Adjacent Buildings,	4
Advocate Arbitrators	6
Alterations	21
Base Rent	7
Brokers	45
Building	4
Change of Control	30
Common Areas	4
Contemplated Effective Date	29
Contemplated Transfer Space	29
Cost Pools	12
Direct Expenses	8
Eligibility Period	20
Estimate	12
Estimate Statement	12
Estimated Direct Expenses	12
Existing Hazardous Materials	17
Existing Personal Property	31
Expense Year.	8
Force Majeure	44
Identification Requirements	47
Intention to Transfer Notice	29
Landlord	1
Landlord Parties	23
L-C	36
L-C Amount	36
Lease	1
Lease Commencement Date	5
Lease Expiration Date	5
Lease Term	5
Lease Year	5
Lines	46
Mail	44
Market Rent,	5
Neutral Arbitrator	6
Nine Month Period	29
Notices	44
Operating Expenses	8
Option Rent	5
Option Term	5
Option Term TI Allowance	1
Outside Agreement Date	6
Permitted Transfer	31
Permitted Transferee	31
Premises	4
Project	4
Proposition 13	11
Security Deposit	36

(ii)	[HCP LIFE SCIENCES] [BRITANNIA SEAPORT CENTRE] [Pulmonx, Inc.]

Pages(s)

Statement	12
Subject Space	27
Summary	1
Tax Expenses	11
Telecommunications Equipment	47
Tenant	1
Tenant's Accountant.	13
Tenant's Share	12
Transfer Notice	27
Transferee	27

(iii)	[HCP LIFE SCIENCES] [BRITANNIA SEAPORT CENTRE] [Pulmonx, Inc.]

BRITANNIA SEAPORT CENTRE
OFFICE LEASE
This Office Lease (the "Lease"), dated as of the date set forth in Section 1 of the Summary of Basic Lease
Information (the "Summary"), below, is made by and between HCP LS REDWOOD CITY, LLC, a Delaware limited partnership ("Landlord"), and PULMONX, INC., a California corporation ("Tenant").
SUMMARY OF BASIC LEASE INFORMATION

TERMS OF LEASE			DESCRIPTION

1.	Date:		September 4, 2009

2.	Premises (Article 1).

	2.1	Building:	A freestanding, single story office building with a street address of 700 Chesapeake Drive Redwood City, California 94063

	2.2	Premises:	24,591 rentable square feet of space consisting of all of the rentable area of the Building, as further set forth in Exhibit A to the Office Lease.

3.	Lease Term (Article 2).

	3.1	Length of Term:	Six (6) years.

	3.2	Lease Commencement Date:	August 1, 2009.

	3.3	Lease Expiration Date:	June 30, 2015

4.	Base Rent (Article 3):

Month of Lease Term	Monthly Installment of Base Rent	Monthly Base Rent per Rentable Square Foot
1 - 12*	$23,977.20	$1.95
13 - 24	$36,886.50	$1.50
25 - 36	$50,903.37	$2.07
37- 48	$54,100.20	$2.20
49 - 60	$55,821.57	$2.27
61- 72	$57,297.03	$2.33
[HCP LIFE SCIENCES]
[BRITANNIA SEAPORT CENTRE]
[Pulmonx, Inc.]

Note that for the first twelve (12) months of the Lease Term, Tenant's Base Rent obligation shall be calculated as if the Premises contained only 12,296 rentable square feet of space. Such calculation shall not affect Tenant's right to use the entire Premises, or Tenant's other rights and obligations under the Lease with respect to the Premises, including without limitation, Tenant's obligation to pay Tenant's Share of Direct Expenses with respect to the entire Premises, all in accordance with the terms and conditions of this Lease.

5.	Tenant Improvements:	Tenant agrees that it is accepting the Premises and improvements therein in their currently existing, "as is" condition.

6.	Tenant's Share (Article 4):	Tenant's Share of the Building is 100%.
Tenant's Share of the Project is 3 .91% (based on the Building containing 24,591 rentable square feet, and the total Project containing 628,937 rentable square feet).

7.	Permitted Use (Article 5):
The Premises shall be used only for general office, sales, product manufacturing, research and development, engineering, laboratory, storage and/or warehouse uses, including, but not limited to, administrative offices and other lawful uses reasonably related to or incidental to such specified uses, all (i) consistent with first class life sciences projects in Redwood City, California ("First Class Life Sciences Projects"), and (ii) in compliance with, and subject to, applicable laws and the terms of this Lease. Notwithstanding anything to the contrary set forth hereinabove, Tenant shall be responsible for operating and maintaining the Premises pursuant to (A) Landlord's reasonable rules and regulations, and (C) all applicable zoning and building codes, and (D) all recorded easements, covenants, conditions, and restrictions now affecting the Project.

8.	Security Deposit (Article 21):
$57,297.03, in the form of cash or a letter of credit, as more particularly described in Article 21 of this Lease.
Under the "Short Term Lease", as defined in Section 1. 1.1 of the Lease, Tenant has previously deposited $10,000 which will continue to be held by Landlord during the Lease Term in accordance with Article 21, and credited against the total amount of the Security Deposit set forth above. If Tenant delivers a letter of credit to Landlord in the total amount of the Security Deposit set forth above, the $10,000 shall be returned to Tenant within ten (10) business days after delivery of such letter of credit.

9.	Parking Ratio (Article 28):	3.0 unreserved parking spaces for every 1,000 rentable square feet of the Premises.

-2-	[HCP LIFE SCIENCES] [BRITANNIA SEAPORT CENTRE] [Pulmonx, Inc.]

10.	Address of Tenant (Section 29.18):	Pulmonx
1047 Elwell Court
Palo Alto, CA 94303
Attn: Niyazi Beyhan
Telecopier: (650) 934-2601
with a copy to:
Ropes & Gray LLP
One Embarcadero Center
Suite 2200
San Francisco, CA 94111-3711
Attn: Geoffrey P. Leonard
Telecopier: (415) 315-4833

11.	Address of Landlord (Section 29.18):	See Section 29.18 of the Lease.

12.	Broker(s) (Section 29.24):	CB Richard Ellis, Inc. 950 Tower Land, Suite 870 Foster City, CA 94404 Attn: Dino Perazzo representing Landlord Odevco PO Box 2099 Sunnyvale, California 94807 Attn: Jason Oderio representing Tenant

-3-	[HCP LIFE SCIENCES] [BRITANNIA SEAPORT CENTRE] [Pulmonx, Inc.]

ARTICLE 1
PREMISES, BUILDING, PROJECT, AND COMMON AREAS
1.1 Premises, Building, Project and Common Areas.
1.1.1 The Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises set forth in Section 2.2 of the Summary (the "Premises"). The outline of the Premises is set forth in Exhibit A attached hereto and each floor or floors of the Premises has the number of rentable square feet as set forth in Section 2.2 of the Summary. The outline of the Premises, the "Building" and the "Project," as those terms are defined in Section 1.1.2 below, are further depicted on the Site Plan attached hereto as Exhibit A-1. The parties hereto agree that the lease of the Premises is upon and subject to the terms, covenants and conditions herein set forth, and Tenant covenants as a material part of the consideration for this Lease to keep and perform each and all of such terms, covenants and conditions by it to be kept and performed and that this Lease is made upon the condition of such performance. The parties hereto hereby acknowledge that the purpose of Exhibit A is to show the approximate location of the Premises in the "Building," as that term is defined in Section 1.1.2, below, only, and such Exhibit is not meant to constitute an agreement, representation or warranty as to the construction of the Premises, the precise area thereof or the specific location of the "Common Areas," as that term is defined in Section 1.1.3, below, or the elements thereof or of the accessways to the Premises or the "Project," as that term is defined in Section 1.1.2, below. Tenant acknowledges that Tenant has been occupying the Premises pursuant to the terms of that certain Short Term Lease Agreement dated as of April 22, 2009 (the "Short Term Lease"), and that, except as specifically set forth in this Lease, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises. Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises, the Building or the Project or with respect to the suitability of any of the foregoing for the conduct of Tenant's business, except as specifically set forth in this Lease. Subject to applicable law, and Landlord's repair and maintenance obligations as set forth in this Lease, Tenant shall have access to the Premises twenty-four (24) hours a day, seven (7) days a week.
1.1.2 The Building and The Project. The Premises consist of all of the rentable square footage of the building set forth in Section 2.1 of the Summary (the "Building"). The Building is part of an office project currently known as "Britannia Seaport Centre Business Park", which project is located on the land (the "Land") the legal description of which is set forth on Exhibit A-1 attached hereto. The term "Project," as used in this Lease, shall mean (i) the Building and the Common Areas, (ii) the other buildings located on the Land (the "Adjacent Buildings"), (iii) the Land (which is improved with landscaping, parking facilities and other improvements), and (iv) at Landlord's discretion, any additional real property, areas, land, buildings or other improvements added thereto.
1.1. 3 Common Areas. Tenant shall have the non-exclusive right to use in common with other tenants in the Project, and subject to the rules and regulations referred to in Article 5 of this Lease, those portions of the Project which are provided, from time to time, for use in common by Landlord, Tenant and any other tenants of the Project (such areas, together with such other portions of the Project designated by Landlord, in its discretion, including certain areas designated for the exclusive use of certain tenants, or to be shared by Landlord and certain tenants, are collectively referred to herein as the "Common Areas"). The Common Areas shall be maintained and operated by Landlord in the manner consistent with the manner customarily employed by owners of comparable life sciences projects in the vicinity of the Project and the use thereof shall be subject to such reasonable rules, regulations and restrictions as Landlord may make from time to time. Landlord reserves the right to close temporarily, make alterations or additions to, or change the location of elements of the Project and the Common Areas, so long as Tenant's access to and use of the Premises is not thereby materially impaired.
1.1. 4 Termination of Short Term Lease. Effective retroactively as of the Lease Commencement Date, the Short Term Lease shall be terminated, and all rights and obligations relating to Tenant's use and occupancy of the Premises after such date shall be governed by the terms of this Lease. Amounts paid by Tenant under the Short Term Lease applicable to periods after the Lease Commencement Date shall be applied to
[HCP LIFE SCIENCES]
[BRITANNIA SEAPORT CENTRE]
[Pulmonx, Inc.]

Tenant's obligations under this Lease. The security deposit provided by Tenant under the Short Term Lease shall be applied to the amount of the Security Deposit required to be provided by Tenant under this Lease.
1.2 Stipulation of Rentable Square Feet of Premises. For purposes of this Lease, "rentable square feet" of the Premises shall be deemed to be as set forth in Section 2.2 of the Summary, and shall not be subject to further measurement or modification.
ARTICLE 2
LEASE TERM; OPTION TERM
2.1 Lease Term. The terms and provisions of this Lease shall be effective as of the date of this Lease. The term of this Lease (the "Lease Term") shall be as set forth in Section 3.1 of the Summary, shall commence on the date set forth in Section 3.2 of the Summary (the "Lease Commencement Date"), and shall terminate on the date set forth in Section 3.3 of the Summary (the "Lease Expiration Date") unless this Lease is extended or sooner terminated as hereinafter provided. For purposes of this Lease, the term "Lease Year" shall mean each consecutive twelve (12) month period during the Lease Term. At any time during the Lease Term, Landlord may deliver to Tenant a notice in the form as set forth in Exhibit C, attached hereto, as a confirmation only of the information set forth therein, which Tenant shall execute and return to Landlord within five (5) business days of receipt thereof.
2.2 Option Term.
2.2.1 Option Right. Landlord hereby grants to the originally named Tenant herein (the "Original Tenant") and any "Affiliate Assignee" or "Permitted Transferee," as such terms are defined in Sections 14.8 and 14.9, below, or other assignee of Tenant's entire interest in the Lease that is approved by Landlord pursuant to Article 14, below (an "Approved Assignee") one ( I ) option to extend the Lease Term for a period of five (5) years (the "Option Term"). The option to extend shall be exercisable only by notice delivered by Tenant to Landlord as provided in Section 2.2.3, below, provided that, as of the date of delivery of such notice, Tenant is not in default under this Lease (beyond the expiration of any applicable notice and cure period expressly set forth in this Lease). Upon the proper exercise of the option to extend, and provided that, at Landlord's option, as of the end of the initial Lease Term, Tenant is not in default under this Lease (beyond the expiration of any applicable notice and cure period expressly set forth in this Lease), the Lease Term shall be extended for a period of five (5) years. The rights contained in this Section 2.2 shall be personal to the originally named tenant herein (the "Original Tenant"), and any Affiliate Assignee, Permitted Transferee or Approved Assignee (and not any sublessee or other "Transferee," as that term is defined in Section 14 . 1, below, of Tenant's interest in this Lease). In the event that Tenant fails to timely and appropriately exercise its option to extend in accordance with the terms of this Section 2.2, then the option to extend granted to Tenant pursuant to the terms of this Section 2.2 shall automatically terminate and shall be of no further force or effect.
2.2.2 Option Rent. The Base Rent payable by Tenant during the first (151) year of the Option Term (the "Option Rent") shall be equal to the greater of (i) one hundred three percent (103%) of the Base Rent payable by Tenant as of the expiration of the initial Lease Term, and (ii) the "Market Rent," as that term is defined in Exhibit F, attached hereto. Market Rent shall be calculated as provided in Exhibit F. After the first (1st) year of the Option Term, the Rent payable by Tenant shall be increased annually to equal one hundred thee percent (103%) of the Base Rent payable by Tenant during the prior year of the Option Term.
2.2.3 Exercise of Option. The option contained in this Section 2.2 shall be exercised by Tenant, if at all, only in the following manner: (i) Tenant shall deliver written notice (the "Option Interest Notice") to Landlord not more than twelve (12) months nor less than nine (9) months prior to the expiration of the initial Lease Term, stating that Tenant is interested in exercising its option; (ii) Landlord shall, within thirty (30) days following Landlord's receipt of the Option Interest Notice, deliver notice (the "Option Rent Notice") to Tenant setting forth the Option Rent; and (iii) if Tenant wishes to exercise such option, Tenant shall, on or before the date occurring fifteen (15) days after Tenant's receipt of the Option Rent Notice, deliver written notice thereof to Landlord, and upon, and concurrent with, such exercise, Tenant may, at its option, accept or reject the Option Rent set forth in the Option Rent Notice. If Tenant exercises its option to extend the Lease but fails to accept or reject the

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Option Rent set forth in the Option Rent Notice, then Tenant shall be deemed to have accepted the Option Rent set forth in the Option Rent Notice.
2.2.4 Determination of Option Rent. In the event Tenant timely and appropriately exercises its option to extend the Lease but rejects the Option Rent set forth in the Option Rent Notice pursuant to Section 2.2.3, above, then Landlord and Tenant shall attempt to agree upon the Option Rent using their best good faith efforts. If Landlord and Tenant fail to reach agreement upon the Option Rent applicable to the Option Term on or before the date that is one hundred eighty (180) days prior to the expiration of the initial Lease Term (the "Outside Agreement Date"), then Tenant shall have the right, by delivering written notice to Landlord ("Tenant's Arbitration Notice"), no later than fifteen (15) days following the Outside Agreement Date, to have the Option Rent determined by arbitration. In the event that Tenant fails to timely and appropriate exercise its right to have the Option Rent determined by arbitration as required pursuant to the terms of this Section 2.2.4, then the option right granted to Tenant pursuant to this Section 2.2 shall automatically terminate and be of no further force or effect. In the event Tenant timely and appropriately exercises its right to arbitrate the determination of the Option Rent, then each party shall thereafter make a separate determination of the Option Rent, within five (5) business days of Landlord's receipt of Tenant's Arbitration Notice, and such determinations shall be submitted to arbitration in accordance with Sections 2.2.4.1 through 2.2.4.4, below.
2.2.4. I Landlord and Tenant shall each appoint one arbitrator who shall be, at the option of the appointing party an MAI appraiser or a real estate broker, who shall have been active over the five (5) year period ending on the date of such appointment in the leasing or appraisal, as the case may be, of life science rise properties in Redwood City and the surrounding commercial area. Each such arbitrator shall be appointed within twenty (20) days after the Outside Agreement Date. Landlord and Tenant may consult with their selected arbitrators prior to appointment and may select an arbitrator who is favorable to their respective positions. The arbitrators so selected by Landlord and Tenant shall be deemed "Advocate Arbitrators."
2.2.4.2 The two (2) Advocate Arbitrators so appointed shall be specifically required pursuant to an engagement letter within ten (10) days of the date of the appointment of the last appointed Advocate Arbitrator to agree upon and appoint a third arbitrator ("Neutral Arbitrator") who shall be qualified under the same criteria set forth hereinabove for qualification of the two Advocate Arbitrators, except that neither the Landlord or Tenant or either parties' Advocate Arbitrator may, directly or indirectly, consult with the Neutral Arbitrator prior or subsequent to his or her appointment. The Neutral Arbitrator shall be retained via an engagement letter jointly prepared by Landlord's counsel and Tenant's counsel.
2.2.4.3 The three arbitrators shall, within thirty (30) days of the appointment of the Neutral Arbitrator, reach a decision as to whether the parties shall use Landlord's or Tenant's submitted Option Rent, and shall notify Landlord and Tenant thereof. The determination of the arbitrators shall be limited solely to the issue of whether Landlord's or Tenant's submitted Option Rent is the closest to the actual Option Rent, taking into account the requirements of Section 2.2.2 of this Lease, as determined by the arbitrators.
2.2.4.4 The decision of the majority of the three arbitrators shall be binding upon Landlord and Tenant.
2.2.4.5 If either Landlord or Tenant fails to appoint an Advocate Arbitrator within twenty (20) days after the Outside Agreement Date, then either party may petition the presiding judge of the Superior Court of San Francisco County to appoint such Advocate Arbitrator subject to the criteria in Section 2.2.4.1 of this Lease, or if he or she refuses to act, either party may petition any judge having jurisdiction over the parties to appoint such Advocate Arbitrator.
2.2.4.6 If the two (2) Advocate Arbitrators fail to agree upon and appoint the Neutral Arbitrator within ten (10) business days after the appointment of the last appointed Advocate Arbitrator, then either party may petition the presiding judge of the Superior Court of San Francisco County to appoint the Neutral Arbitrator, subject to criteria in Section 2.2.4.2 of this Lease, or if he or she refuses to act, either party may petition any judge having jurisdiction over the parties to appoint such arbitrator.

-6-	[HCP LIFE SCIENCES] [BRITANNIA SEAPORT CENTRE] [Pulmonx, Inc.]

2.2.4.7 The cost of the arbitration shall be paid by Landlord and Tenant equally.
2.2.4.8 In the event that the Option Rent shall not have been determined pursuant to the terms hereof prior to the commencement of the Option Term, Tenant shall be required to pay as Option Rent, an amount equal to 103% of the Base Rent payable by Tenant as of the expiration of the initial Lease Term, and upon the final determination of the Option Rent, the payments made by Tenant shall be reconciled with the actual amounts of Option Rent due, and the appropriate party shall make any corresponding payment to the other party.
ARTICLE3
BASE RENT
Tenant shall pay, without prior notice or demand, to Landlord or Landlord's agent at the management office of the Project, or, at Landlord's option, at such other place as Landlord may from time to time designate in writing, by a check for currency which, at the time of payment, is legal tender for private or public debts in the United States of America, base rent ("Base Rent") as set forth in Section 4 of the Summary, payable in equal monthly installments as set forth in Section 4 of the Summary in advance on or before the first day of each and every calendar month during the Lease Term, without any setoff or deduction whatsoever, except as expressly provided herein. The Base Rent for the first full month of the Lease Term which occurs after the expiration of any free rent period shall be paid at the time of Tenant's execution of this Lease. If any Rent payment date (including the Lease Commencement Date) falls on a day of the month other than the first day of such month or if any payment of Rent is for a period which is shorter than one month, the Rent for any fractional month shall accrue on a daily basis for the period from the date such payment is due to the end of such calendar month or to the end of the Lease Term at a rate per day which is equal to 1/365 of the applicable annual Rent. All other payments or adjustments required to be made under the terms of this Lease that require proration on a time basis shall be prorated on the same basis.
ARTICLE 4
ADDITIONAL RENT
4.1 General Terms. In addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall pay "Tenant's Share" of the annual "Direct Expenses" for each "Expense Year", as those terms are defined in Sections 4.2.6, 4.2.2, and 4.2.3, of this Lease, respectively. Such payments by Tenant, together with any and all other amounts payable by Tenant to Landlord pursuant to the terms of this Lease, are hereinafter collectively referred to as the "Additional Rent", and the Base Rent and the Additional Rent are herein collectively referred to as "Rent." All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner as the Base Rent. Without limitation on other obligations of Tenant which survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent for the Lease Term as provided for in this Article 4 shall survive the expiration of the Lease Term.
4.2 Definitions of Key Terms Relating to Additional Rent. As used in this Article 4, the following terms shall have the meanings hereinafter set forth:
4.2.1 "Cost Pools" shall have the meaning set forth in Section 4.3, below.
4.2.2 "Direct Expenses" shall mean "Operating Expenses" and "Tax Expenses."
4.2.3 "Expense Year" shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires, provided that Landlord, upon notice to Tenant, may change the Expense Year from time to time to any other twelve (12) consecutive month period that is utilized consistently among the tenants of the Project, and, in the event of any such change, Tenant's Share of Direct Expenses shall be equitably adjusted for any Expense Year involved in any such change. Should this Lease commence or terminate at any time other than the first day of an Expense Year, Direct Expenses payable by Tenant with respect to the Expense Year in which this Lease commences or terminates, as the case may be, shall be prorated on the basis of the number of days this Lease was in effect during such Expense Year.

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4.2.4 "Operating Expenses" shall mean all expenses, costs and amounts of every kind and nature which Landlord pays or accrues during any Expense Year because of or in connection with the ownership, management, maintenance, security, repair, replacement, restoration or operation of the Project, or any portion thereof. Without limiting the generality of the foregoing, Operating Expenses shall specifically include any and all of the following: (i) the cost of supplying all utilities, the cost of operating, repairing, maintaining, and renovating the utility, telephone, mechanical, sanitary, storm drainage, and elevator systems, and the cost of maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections and the cost of contesting any governmental enactments which may affect Operating Expenses, and the costs incurred in connection with a governmentally mandated transportation system management program or similar program; (iii) the cost of all insurance carried by Landlord in connection with the Project as reasonably determined by Landlord; (iv) the cost of landscaping, relamping, and all supplies, tools, equipment and materials used in the operation, repair and maintenance of the Project, or any portion thereof; (v) the cost of parking area operation, repair, restoration, and maintenance; (vi) fees and other costs, including management and/or incentive fees, consulting fees, legal fees and accounting fees, of all contractors and consultants in connection with the management, operation, maintenance and repair of the Project; (vii) payments under any equipment rental agreements and the fair rental value of any management office space; (viii) subject to item (f), below, wages, salaries and other compensation and benefits, including taxes levied thereon, of all persons engaged in the operation, maintenance and security of the Project; (ix) costs under any instrument pertaining to the sharing of costs by the Project; (x) operation, repair, maintenance and replacement of all systems and equipment and components thereof of the Project; (xi) the cost of janitorial, alarm, security and other services, replacement of wall and floor coverings, ceiling tiles and fixtures in Common Areas, maintenance and replacement of curbs and walkways, repair to roofs and re-roofing; (xii) amortization (including interest on the unamortized cost) over such period of time as Landlord shall reasonably determine consistent with generally accepted real estate management and accounting principles, consistently applied, of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project, or any portion thereof; (xiii) the cost of capital improvements or other costs incurred in connection with the Project (A) which are intended to effect economies in the operation or maintenance of the Project, or any portion thereof, or to reduce current or future Operating Expenses or to enhance the safety or security of the Project or its occupants, (B) that are required to comply with present or anticipated conservation programs, (C) which are replacements or modifications of nonstructural items located in the Building or Common Areas required to keep the Building Common Areas in good order or condition, (D) that are required under any governmental law or regulation first enacted or enforced after the Lease Commencement Date, or (E) are a Landlord Replacement Item as provided in Section 7.2, below; provided, however, that any capital expenditure shall be amortized (including interest on the amortized cost) over such period of time as Landlord shall reasonably determine; and (xiv) costs, fees, charges or assessments imposed by, or resulting from any mandate imposed on Landlord by, any federal, state or local government for fire and police protection, trash removal, community services, or other services which do not constitute "Tax Expenses" as that term is defined in Section 4.2.5, below, (xv) cost of tenant relation programs reasonably established by Landlord, and (xvi) payments under any easement, license, operating agreement, declaration, restrictive covenant, or instrument pertaining to the sharing of costs by the Building, including, without limitation, any covenants, conditions and restrictions affecting the property, and reciprocal easement agreements affecting the property, any parking licenses, and any agreements with transit agencies affecting the Property (collectively, "Underlying Documents"). Notwithstanding the foregoing, for purposes of this Lease, Operating Expenses shall not, however, include:
(a) costs, including legal fees, space planners' fees, advertising and promotional expenses (except as otherwise set forth above), and brokerage fees incurred in connection with the original construction or development, or original or future leasing of the Project, and costs, including permit, license and inspection costs, incurred with respect to the installation of tenant improvements made for tenants other than Tenant or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Project (excluding, however, such costs relating to any Common Areas of the Project or parking facilities);
(b) except as set forth in items (xii), (xiii), and (xiv) above, depreciation, interest and principal payments on mortgages and other debt costs including, if any, penalties and interest, costs of capital repairs and alterations, and costs of capital improvements and equipment;

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(c) costs for which the Landlord is reimbursed by any tenant or occupant of the Project or by insurance by its carrier or any tenant's carrier or by anyone else, and electric power costs for which any tenant directly contracts with the local public service company;
(d) any bad debt loss, rent loss, or reserves for bad debts or rent loss;
(e) costs associated with the operation of the business of the partnership or entity which constitutes the Landlord, as the same are distinguished from the costs of operation of the Project (which shall specifically include, but not be limited to, accounting costs associated with the operation of the Project). Costs associated with the operation of the business of the partnership or entity which constitutes the Landlord include costs of partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee, costs of selling, syndicating, financing, mortgaging or hypothecating any of the Landlord's interest in the Project, and costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Project management, or between Landlord and other tenants or occupants;
(f) the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Project unless such wages and benefits are prorated to reflect time spent on operating and managing the Project vis-a-vis time spent on matters unrelated to operating and managing the Project; provided, that in no event shall Operating Expenses for purposes of this Lease include wages and/or benefits attributable to personnel above the level of Project manager;
(g) amount paid as ground rental for the Project by the Landlord;
(h) except for a Project management fee to the extent allowed pursuant to item (1) below, overhead and profit increment paid to the Landlord or to subsidiaries or affiliates of the Landlord for services in the Project to the extent the same exceeds the costs of such services rendered by qualified, first-class unaffiliated third parties on a competitive basis;
(i) any compensation paid to clerks, attendants or other persons in commercial concessions operated by the Landlord, provided that any compensation paid to any concierge at the Project shall be includable as an Operating Expense;
(j) rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment which if purchased the cost of which would be excluded from Operating Expenses as a capital cost, except equipment not affixed to the Project which is used in providing engineering, janitorial or similar services and, further excepting from this exclusion such equipment rented or leased to remedy or ameliorate an emergency condition in the Project ;
(k) all items and services for which Tenant or any other tenant in the Project reimburses Landlord or which Landlord provides selectively to one or more tenants (other than Tenant) without reimbursement;
(I) any costs expressly excluded from Operating Expenses elsewhere in this Lease;
(m) costs arising from the gross negligence or willful misconduct of Landlord in connection with this Lease;
(n) costs incurred to comply with laws relating to the removal of hazardous material (as defined under applicable law) which was in existence in the Building or on the Project prior to the Lease Commencement Date, and was of such a nature that a federal, State or municipal governmental authority, if it had then had knowledge of the presence of such hazardous material, in the state, and under the conditions that it then existed in the Building or on the Project, would have then required the removal of such hazardous material or other remedial or containment action with respect thereto; and costs incurred to remove, remedy, contain, or treat hazardous material, which hazardous material is brought into the

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Building or onto the Project after the date hereof by Landlord or any "Landlord Parties", as that term is defined in Section 10.1, below, or any other tenant of the Project and is of such a nature, at that time, that a federal, State or municipal governmental authority, if it had then had knowledge of the presence of such hazardous material, in the state, and under the conditions, that it then exists in the Building or on the Project, would have then required the removal of such hazardous material or other remedial or containment action with respect thereto;
(o) Costs of any items for which Landlord receives reimbursement from insurance proceeds or a third party. Insurance proceeds which reimburse Landlord for any casualty loss or damage which was previously passed through as an Operating Expense shall be deducted from Operating Expenses in the year in which they are received, except that any deductible amount under any insurance policy shall be included within Operating Expenses;
(p) Interest, principal, depreciation, attorney fees, costs of environmental investigations or reports, points, fees, and other lender costs and closing costs on any mortgage or mortgages, ground lease payments, or other debt instrument encumbering the Building or the Project;
(q) Interest or penalties resulting from late payment of any Operating Expense by Landlord due to Landlord's negligence or willful misconduct (unless Landlord in good faith disputes a charge and subsequently loses or settles that dispute); or
(r) Any amount payable by Landlord to any tenant resulting solely from Landlord's default in its obligations to that tenant;
(s) Wages, salaries, and other compensation paid to any executive employee of Landlord or Landlord's property manager above the grade of general or project manager for the Building or Project;
(t) Advertising and promotional expenditures primarily directed toward leasing tenant space in the Building or the Project and the costs of signs in or on the Building or the Project (except the Building and Project directories) identifying the owner of the Building or Project or any tenant of the Building or Project;
(u) Costs of initial construction, reconstruction, modification, alteration, or repair of the Building or any portion thereof due to faulty construction (other than by Tenant) or latent defects in that construction; or correcting defects in the Building or any equipment or fixtures appurtenant to, or used in, the Building; and
(v) Charitable or political contributions made by Landlord.
If the Project is not at least ninety-five percent (95%) occupied during all or a portion of any Expense Year, Landlord shall make an appropriate adjustment, in accordance with generally accepted real estate management and accounting principles, consistently applied, to the components of Operating Expenses which vary depending upon occupancy (e.g., janitorial service, trash collection, etc.) for such year to determine the amount of Operating Expenses that would have been incurred had the Project been ninety-five percent (95%) occupied; and the amount so determined shall be deemed to have been the amount of Operating Expenses for such year. In no event shall Landlord be entitled to recover more than 100% of the Operating Expenses actually paid during any Expense Year.
4.2.5 Taxes.
4.2.5.1 "Tax Expenses" shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary (including, without limitation, real estate taxes, general and special assessments, transit taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid by Tenant or any other tenant in the Project, personal property taxes

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imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property owned by Landlord and used in connection with the Project, or any portion thereof), which shall be paid or accrued during any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority) because of or in connection with the ownership, leasing and operation of the Project, or any portion thereof.
4.2.5.2 Tax Expenses shall include, without limitation: (i) Any tax on the rent, right to rent or other income from the Project, or any portion thereof, or as against the business of leasing the Project, or any portion thereof; (ii) Any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election ("Proposition 13") and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants, and, in further recognition of the decrease in the level and quality of governmental services and amenities as a result of Proposition 13, Tax Expenses shall also include any governmental or private assessments or the Project's contribution towards a governmental or private cost-sharing agreement for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies; (iii) Any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the Rent payable hereunder, including, without limitation, any business or gross income tax or excise tax with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof; and (iv) Any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises or the improvements thereon.
4.2.5.3 Any reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys' and consultants' fees) incurred in attempting to protest, reduce or minimize Tax Expenses shall be included in Tax Expenses in the Expense Year such expenses are incurred, not to exceed the amount of savings resulting from such effort to contest the amount or validity of such Tax Expenses. Tax refunds shall be credited against Tax Expenses and refunded to Tenant regardless of when received, based on the Expense Year to which the refund is applicable, provided that in no event shall the amount to be refunded to Tenant for any such Expense Year exceed the total amount paid by Tenant as Additional Rent under this Article 4 for such Expense Year. If Tax Expenses for any period during the Lease Term or any extension thereof are increased after payment thereof for any reason, including, without limitation, error or reassessment by applicable governmental or municipal authorities, Tenant shall pay Landlord within ten (10) business days after demand, Tenant's Share of any such increased Tax Expenses. Notwithstanding anything to the contrary contained in this Section 4.2.5 , there shall be excluded from Tax Expenses (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord's general or net income (as opposed to rents, receipts or income attributable to operations at the Project), (ii) any items included as Operating Expenses and any items excluded from Operating Expenses, (iii) any items paid by Tenant under Section 4.5 of this Lease; (iv) special assessments or special taxes imposed as a means of financing improvements to the Project and the surrounding areas, and (v) Tax Expenses not allocable to any Expense Year. The foregoing provisions shall survive the expiration or sooner termination of this Lease.
4.2.6 "Tenant's Share" shall mean the percentage set forth in Section 6 of the Summary, which is based on the square footage of the Premises divided by the aggregate area of 628,937 square feet for all of the buildings located in the Project. If the square footage of the Project changes, Tenant's Share shall be appropriately and equitably adjusted. The square footage of new additions or buildings shall be measured using the same measurement method as was used in determining the square footage measurements for the Premises.
4.3  Cost Pools. Landlord shall have the right, from time to time, to equitably allocate some or all of the Direct Expenses for the Project among different portions or occupants of the Project (the "Cost Pools"), in Landlord's reasonable discretion. The Direct Expenses within each such Cost Pool shall be allocated and charged to the tenants within such Cost Pool in an equitable manner.

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4.4 Calculation and Payment of Additional Rent. Tenant shall pay to Landlord, in the manner set forth in Section 4.4.1, below, and as Additional Rent, Tenant's Share of Direct Expenses for each Expense Year.
4.4.1 Statement of Actual Direct Expenses and Payment by Tenant. Landlord shall give to Tenant within six (6) months following the end of each Expense Year, a statement (the "Statement") which shall state the Direct Expenses incurred or accrued for such preceding Expense Year, and which shall indicate the amount of Tenant's Share of Direct Expenses. Upon receipt of the Statement for each Expense Year commencing or ending during the Lease Term, Tenant shall pay, with its next installment of Base Rent that is due at least fifteen (15) days after receipt of such Statement, the full amount of Tenant's Share of Direct Expenses for such Expense Year, less the amounts, if any, paid during such Expense Year as "Estimated Direct Expenses," as that term is defined in Section 4.4.2, below, and if Tenant paid more as Estimated Direct Expenses than the actual Tenant's Share of Direct Expenses, Tenant shall receive a credit in the amount of Tenant's overpayment against Rent next due under this Lease. The failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord or Tenant from enforcing its rights under this Article 4. Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant's Share of Direct Expenses for the Expense Year in which this Lease terminates, Tenant shall, within fifteen (15) days of its receipt of the Statement for such Expense Year, pay to Landlord such amount, and if Tenant paid more as Estimated Direct Expenses than the actual Tenant's Share of Direct Expenses, Landlord shall, within thirty (30) days, deliver a check payable to Tenant in the amount of the overpayment. The provisions of this Section 4.4.1 shall survive the expiration or earlier termination of the Lease Term.
4.4.2 Statement of Estimated Direct Expenses. In addition, Landlord shall give Tenant within six (6) months after the end of each Expense Year a yearly expense estimate statement (the "Estimate Statement") which shall set forth Landlord's reasonable estimate (the "Estimate") of what the total amount of Direct Expenses for the then-current Expense Year shall be and the estimated Tenant's Share of Direct Expenses (the "Estimated Direct Expenses"). The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Estimated Direct Expenses under this Article 4, nor shall Landlord be prohibited from revising any Estimate Statement or Estimated Direct Expenses theretofore delivered to the extent necessary. Thereafter, Tenant shall pay, with its next installment of Base Rent that is due at least fifteen (15) days after receipt of such Statement, a fraction of the Estimated Direct Expenses for the then-current Expense Year (reduced by any amounts paid pursuant to the last sentence of this Section 4.4.2). Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year, including the month of such payment, and twelve (12) as its denominator. Until a new Estimate Statement is furnished (which Landlord shall have the right to deliver to Tenant at any time), Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Direct Expenses set forth in the previous Estimate Statement delivered by Landlord to Tenant.
4.5 Taxes and Other Charges for Which Tenant Is Directly Responsible.
4.5.1 Tenant shall be liable for and shall pay before delinquency, taxes levied against Tenant's equipment, furniture, fixtures and any other personal property located in or about the Premises. If any such taxes on Tenant's equipment, furniture, fixtures and any other personal property are levied against Landlord or Landlord's property or if the assessed value of Landlord's property is increased by the inclusion therein of a value placed upon such equipment, furniture, fixtures or any other personal property and if Landlord pays the taxes based upon such increased assessment, which Landlord shall have the right to do regardless of the validity thereof but only under proper protest if requested by Tenant, Tenant shall within ten (10) business days after demand repay to Landlord the taxes so levied against Landlord or the proportion of such taxes resulting from such increase in the assessment, as the case may be.
4.5.2 Notwithstanding any contrary provision herein, Tenant shall pay prior to delinquency any (i) rent tax or sales tax, service tax, transfer tax or value added tax, or any other applicable tax on the rent or services herein or otherwise respecting this Lease, (ii) taxes assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Project, including the Project parking facility; or (iii) taxes assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

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4.6 Triple Net Lease. Landlord and Tenant acknowledge that, except as otherwise provided to the contrary in this Lease, it is their intent and agreement that this Lease be a "TRIPLE NET" lease and that as such, the provisions contained in this Lease are intended to pass on to Tenant or reimburse Landlord for the costs and expenses reasonably associated with this Lease and the Project, and Tenant's operation therefrom. To the extent such costs and expenses payable by Tenant cannot be charged directly to, and paid by, Tenant, such costs and expenses shall be paid by Landlord but reimbursed by Tenant as Additional Rent as provided herein.
4.7 Allocation of Direct Expenses. The parties acknowledge that the Building is a part of a multi- building project and that the costs and expenses incurred in connection with the Project (i.e., the Direct Expenses) should be shared between the tenants of the Building and the tenants of the other buildings in the Project. Accordingly, although Tenant's Share is determined based on the Project as a whole, certain of the Direct Expenses, which portion shall be reasonably determined by Landlord on an equitable basis, shall be allocated solely to the tenants of the Building (as opposed to the tenants of any other buildings in the Project), while other Direct Expenses are allocated to the Project as a whole, all as reasonably determined by Landlord.
4.8 Landlord's Books and Records. Within six (6) months after receipt of a Statement by Tenant, if Tenant disputes the amount of Additional Rent set forth in the Statement, Tenant or an independent certified public accountant (which accountant is a member of a nationally recognized accounting firm and is not working on a contingency fee basis) ("Tenant's Accountant"), designated and paid for by Tenant, may, after reasonable notice to Landlord and at reasonable times, inspect and audit Landlord's records with respect to the Statement at Landlord's offices, provided that there is no existing Event of Default and Tenant has paid all amounts required to be paid under the applicable Estimate Statement and Statement, as the case may be. In connection with such inspection, Tenant and Tenant's agents must agree in advance to follow Landlord's reasonable rules and procedures regarding inspections of Landlord's records, and shall execute a commercially reasonable confidentiality agreement regarding such inspection. Tenant's failure to dispute the amount of Additional Rent set forth in any Statement within six (6) months of Tenant's receipt of such Statement shall be deemed to be Tenant's approval of such Statement and Tenant, thereafter, waives the right or ability to dispute the amounts set forth in such Statement. If after such inspection, Tenant still disputes such Additional Rent, a determination as to the proper amount shall be made, at Tenant's expense, by an independent certified public accountant (the "Accountant") selected by Landlord and subject to Tenant's reasonable approval; provided that if such determination by the Accountant proves that Direct Expenses were overstated by more than three percent (3%), then the cost of the Accountant and the cost of such determination shall be paid for by Landlord. In the event that the Accountant determines that Tenant has been overcharged for Additional Rent for the Expense Year at issue, Landlord shall refund the amount of such overcharge to Tenant within thirty (30) days of such determination. Tenant hereby acknowledges that Tenant's sole right to inspect Landlord's books and records and to contest the amount of Direct Expenses payable by Tenant shall be as set forth in this Section 4.6, and Tenant hereby waives any and all other rights pursuant to applicable law to inspect such books and records and/or to contest the amount of Direct Expenses payable by Tenant.
ARTICLE 5
USE OF PREMISES
5.1 Permitted Use. Tenant shall use the Premises solely for the Permitted Use set forth in Section 7 of the Summary and Tenant shall not use or permit the Premises or the Project to be used for any other purpose or purposes whatsoever without the prior written consent of Landlord, which may be withheld in Landlord's sole discretion.
5.2 Prohibited Uses. Tenant further covenants and agrees that Tenant shall not use, or suffer or permit any person or persons to use, the Premises or any part thereof for any use or purpose contrary to the provisions of any reasonable rules or regulations promulgated by Landlord with respect to the use and operation of the Project, as consistently applied to all tenants, or in violation of the laws of the United States of America, the State of California, or the ordinances, regulations or requirements of the local municipal or county governing body or other lawful authorities having jurisdiction over the Project) including, without limitation, any such laws, ordinances, regulations or requirements relating to hazardous materials or substances, as those terms are defined by applicable laws now or hereafter in effect, or any Underlying Documents now in effect. Tenant shall not do or

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permit anything to be done in or about the Premises which will in any way unreasonably obstruct or interfere with the rights of other tenants or occupants of the Building, or injure or unreasonably annoy them or use or allow the Premises to be used for any unlawful purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises. Tenant shall comply with, and Tenant's rights and obligations under the Lease and Tenant's use of the Premises shall be subject and subordinate to, all recorded easements, covenants, conditions, and restrictions now affecting the Project. Further, Tenant shall comply with, and Tenant's rights and obligations under the Lease and Tenant's use of the Premises shall be subject and subordinate to, any easement, covenant, condition, or restriction affecting the Project that is recorded after the date hereof, but only if complying therewith or being subject and subordinate thereto does not materially restrict Tenant's access to the Premises or materially interfere with Tenant's use and occupancy of the Premises.
5.3 Intentionally Omitted.
5.4 Hazardous Materials.
5.4.1 Tenant's Obligations.
5.4.1.1 Prohibitions. As a material inducement to Landlord to enter into this Lease with Tenant, Tenant has fully and accurately completed Landlord's Pre-Leasing Environmental Exposure Questionnaire (the "Environmental Questionnaire"), which is attached as Exhibit G. Tenant hereby represents, warrants and covenants that except for those chemicals or materials, and their respective quantities, specifically listed on the Environmental Questionnaire, neither Tenant nor Tenant's employees, contractors and subcontractors of any tier, or any entity acting as an agent or sub-agent of Tenant (collectively, "Tenant's Agents") will produce, use, store or generate any "Hazardous Materials," as that term is defined below, on, under or about the Premises, nor cause or permit any Hazardous Material to be brought upon, placed, stored, manufactured, generated, blended, handled, recycled, used or "Released," as that term is defined below, on, in, under or about the Premises. If any information provided to Landlord by Tenant on the Environmental Questionnaire is false, incomplete, or misleading in any material respect, the same shall be deemed a default by Tenant under this Lease. Upon Landlord's written request, or at such time as Tenant's use of Hazardous Materials has changed, Tenant shall deliver to Landlord an updated Environmental Questionnaire. Landlord's prior written consent shall be required to any Hazardous Materials use in the Premises not described on the initial Environmental Questionnaire, such consent to be withheld in Landlord's sole discretion, provided that Landlord will not unreasonably withhold, condition or delay its consent if such use is necessitated by a change in Tenant's business operations and is otherwise in keeping with the Permitted Use. Tenant shall not install or permit (other than existing on the date hereof) any underground storage tank on the Premises. In addition, Tenant agrees that it: (i) shall not cause or suffer to occur, the Release of any Hazardous Materials at, upon, under or within the Premises or any contiguous or adjacent premises except in accordance with all Environmental Laws; and (ii) shall not engage in activities at the Premises involving Hazardous Materials that are reasonably likely to result in, give rise to, or lead to the imposition of liability upon Tenant or Landlord or the creation of an environmental lien or use restriction upon the Premises. For purposes of this Lease, "Hazardous Materials" means all flammable explosives, petroleum and petroleum products, waste oil, radon, radioactive materials, toxic pollutants, asbestos, polychlorinated biphenyls ("PCBs"), medical waste, chemicals known to cause cancer or reproductive toxicity, pollutants, contaminants, hazardous wastes, toxic substances or related materials, including without limitation any chemical, element, compound, mixture, solution, substance, object, waste or any combination thereof, which is or may be hazardous to human health, safety or to the environment due to its radioactivity, ignitability, corrosiveness, reactivity, explosiveness, toxicity, carcinogenicity, infectiousness or other harmful or potentially harmful properties or effects, or defined as, regulated as or included in, the definition of "hazardous substances," "hazardous wastes," "hazardous materials," or "toxic substances" under any Environmental Laws. The term "Hazardous Materials" for purposes of this Lease shall also include any mold, fungus or spores, whether or not the same is defined, listed, or otherwise classified as a "hazardous material" under any Environmental Laws, if such mold, fungus or spores may pose a risk to human health or the environment or negatively impact the value of the Premises. Hazardous Materials shall not include de minimis quantities of commonly used office or other cleaning supplies used in accordance with applicable laws. For purposes of this Lease, "Release" or "Released" or "Releases" shall mean any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing, or other movement of Hazardous Materials into the environment.

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5.4.1.2 Notices to Landlord. Unless Tenant is required by applicable laws to give earlier notice to Landlord, Tenant shall notify Landlord in writing as soon as possible but in no event later than five (5) days after Tenant becomes aware of (i) the occurrence of any actual, alleged or threatened Release of any Hazardous Material in, on, under, from, about or in the vicinity of the Premises (whether past or present) in violation of any Environmental Law, regardless of the source or quantity of any such Release, or (ii) any regulatory actions, inquiries, inspections, investigations, directives, or any cleanup, compliance, enforcement or abatement proceedings (including any threatened or contemplated investigations or proceedings) relating to Hazardous Materials affecting or potentially affecting the Premises, or (iii) any claims by any person or entity relating to any Hazardous Materials in, on, under, from, about or in the vicinity of the Premises, whether relating to damage, contribution, cost recovery, compensation, loss or injury. Collectively, the matters set forth in clauses (i), (ii) and (iii) above are hereinafter referred to as "Hazardous Materials Claims". Tenant shall promptly forward to Landlord copies of all orders, notices, permits, applications and other communications and reports received by Tenant in connection with any Hazardous Materials Claims. Additionally, Tenant shall promptly advise Landlord in writing of Tenant's discovery of any occurrence or condition on, in, under or about the Premises that could subject Tenant or Landlord to any liability, or restrictions on ownership, occupancy, transferability or use of the Premises under any "Environmental Laws," as that term is defined below. Tenant shall not enter into any legal proceeding or other action, settlement, consent decree or other compromise with respect to any Hazardous Materials Claims without first notifying Landlord of Tenant's intention to do so and affording Landlord the opportunity to join and participate, as a party if Landlord so elects, in such proceedings and in no event shall Tenant enter into any agreements in connection therewith which are binding on Landlord or the Premises without Landlord's prior written consent. Landlord shall have the right to appear at and participate in, any and all legal or other administrative proceedings concerning any Hazardous Materials Claim. For purposes of this Lease, "Environmental Laws" means all applicable present and future laws relating to Hazardous Materials or to environmental compliance, contamination or cleanup, including, without limitation, all requirements pertaining to reporting, licensing, permitting, investigation and/or remediation of emissions, discharges, Releases, or threatened Releases of Hazardous Materials, whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials. Environmental Laws include, but are not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 USC§ 9601, et seq., the Hazardous Materials Transportation Authorization Act of 1994, 49 USC§ 5101 , et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, and Hazardous and Solid Waste Amendments of 1984, 42 USC§ 6901, et seq. , the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 USC § 1251 , et seq., the Clean Air Act of 1966, 42 USC § 7401, et seq., the Toxic Substances Control Act of 1976, 15 USC § 2601, et seq., the Safe Drinking Water Act of 1974, 42 USC §§ 300f through 300j, the Occupational Safety and Health Act of 1970, as amended, 29 USC§ 651 et seq., the Oil Pollution Act of 1990, 33 USC § 2701 et seq., the Emergency Planning and Community Right-To-Know Act of 1986, 42 USC § 11001 et seq., the National Environmental Policy Act of 1969, 42 USC§ 4321 et seq., the Federal Insecticide, Fungicide and Rodenticide Act of 1947, 7 USC § 136 et seq., California Carpenter-Presley-Tanner Hazardous Substance Account Act, California Health & Safety Code §§ 25300 et seq., Hazardous Materials Release Response Plans and Inventory Act, California Health & Safety Code, §§ 25500 et seq., Underground Storage of Hazardous Substances provisions, California Health & Safety Code, §§ 25280 et seq., California Hazardous Waste Control Law, California Health & Safety C ode, §§ 25100 et seq., and any other state or local law counterparts, as amended, as such applicable laws, are in effect as of the Lease Commencement Date, or thereafter adopted, published, or promulgated.
5.4.1.3 Releases of Hazardous Materials. If Tenant or Tenant's employees, contractors and subcontractors of any tier, or any entity acting as an agent or sub-agent of Tenant (collectively, "Tenant Parties") causes any Release of any Hazardous Material in, on, under, from or about the Premises except in accordance with all Environmental Laws at any time during the Lease and/or if any other Hazardous Material condition caused by Tenant or Tenant Parties exists at the Premises that requires response actions of any kind under any Environmental Law, in addition to notifying Landlord as specified above, Tenant, at its own sole cost and expense, shall (i) immediately comply with any and all reporting requirements imposed pursuant to any and all Environmental Laws, (ii) provide a written certification to Landlord indicating that Tenant has complied with all applicable reporting requirements, (iii) take any and all necessary investigation, corrective and remedial action in accordance with any and all applicable Environmental Laws, utilizing an environmental consultant approved by Landlord, all in accordance with the provisions and requirements of this Section 5.4, including, without limitation,

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Section 5.4.4, and (iv) take any such additional investigative, remedial and corrective actions as Landlord shall in its reasonable discretion deem necessary in connection with such Release or other Hazardous Material condition, all in accordance with the provisions and requirements of this Section 5.4. Landlord may, as required by any and all Environmental Laws, report the Release of any Hazardous Material to the appropriate governmental authority, and, if applicable, identifying Tenant as the responsible party. Tenant shall deliver to Landlord copies of all administrative orders, notices, demands, directives or other communications directed to Tenant from any governmental authority with respect to any Release of Hazardous Materials in, on, under, from, or about the Premises, together with copies of all investigation, assessment, and remediation plans and reports prepared by or on behalf of Tenant in response to any such regulatory order or directive.
5.4.1.4 Indemnification.
5.4.1.4.1 In General. Without limiting in any way Tenant's obligations under any other provision of this Lease, Tenant shall be solely responsible for and shall protect, defend, indemnify and hold the Landlord Parties harmless from and against any and all claims, judgments, losses, damages, costs, expenses, penalties, enforcement actions, taxes, fines, remedial actions, liabilities (including, without limitation, actual attorneys' fees, litigation, arbitration and administrative proceeding costs, expert and consultant fees and laboratory costs) including, without limitation, consequential damages and sums paid in settlement of claims, which arise during or after the Lease Term in whole or in part, foreseeable or unforeseeable, directly or indirectly arising out of or attributable to the presence, use, generation, manufacture, treatment, handling, refining, production, processing, storage, Release or presence of Hazardous Materials caused by Tenant or any Tenant Parties in, on, under or about the Premises, except to the extent such liabilities result from the negligence or willful misconduct of Landlord or acts or omissions of other tenants. The foregoing obligations of Tenant shall include, without limitation: (i) the costs of any removal, repair, cleanup or remediation of the Premises, and the preparation and implementation of any closure, removal, remedial or other required plans, as and to the extent required by Environmental Laws; (ii) judgments for personal injury or property damages; and (iii) all costs and expenses incurred by Landlord in connection therewith. Notwithstanding anything herein to the contrary, it is the express intention of the parties to this Lease and Landlord hereby agrees that Tenant shall have no liability or responsibility whatsoever for Hazardous Materials which (A) existed in, on, under or about the Premises, Building or Project prior to the Lease Commencement Date, or (B) are attributable to the presence, use, generation, manufacture, treatment, handling, refining, production, processing, storage, Release or presence of Hazardous Materials by any person or entity other than Tenant or any Tenant Parties (collectively, "Existing Hazardous Materials").
5.4.1.4.2 Limitations. Notwithstanding anything in this Section 5.4.1.4, above, to the contrary, Tenant's indemnity of Landlord as set forth in Section 5.4.1.4.1, above, shall not be applicable to claims by third party property owners based upon the migration of Existing Hazardous Materials from the Premises to the land of third party property owners, except to the extent that Tenant's construction activities and/or Tenant's other acts or omissions caused or exacerbated the subject claim. Further, if prior to commencing any construction at the Premises, Tenant provides Landlord with reasonable evidence of potential liability to any third party under the indemnity provided for under Section 5.4.1.4.1, above, based upon Existing Hazardous Materials that create an unreasonable safety or health risk, in excess of $250,000.00 (that is not insured or required to be insured against by Tenant), Tenant may, subject to the remaining terms hereof, terminate this Lease by notice to Landlord (the "Indemnity Termination Notice") delivered concurrently with Tenant's delivery of the evidence required hereunder; provided, however, that in the event that Landlord shall, at Landlord's option within thirty (30) business days following its receipt of the Indemnity Termination Notice, delivers notice to Tenant (the "Indemnity Waiver Notice") waiving its right to indemnification related to the subject claim with respect to the portion thereof that is not insured or required to be insured and that exceeds $250,000.00, then the Indemnity Termination Notice shall be void and this Lease shall continue in full force and effect, except as modified with respect to the subject claim by Landlord's Indemnity Waiver Notice.
5.4.1.5 Compliance with Environmental Laws. Without limiting the generality of Tenant's obligation to comply with applicable laws as and to the extent otherwise provided in this Lease, Tenant

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shall, at its sole cost and expense, comply with all Environmental Laws in its use of the Premises. Tenant shall obtain and maintain any and all necessary permits, licenses, certifications and approvals appropriate or required for the use, handling, storage, and disposal of any Hazardous Materials used, stored, generated, transported, handled, blended, or recycled by Tenant on the Premises. Landlord shall have a continuing right, without obligation, to require Tenant to obtain, and to review and inspect any and all such permits, licenses, certifications and approvals, together with copies of any and all existing Hazardous Materials management plans and programs, any and all existing Hazardous Materials risk management and pollution prevention programs, and any and all existing Hazardous Materials emergency response and employee training programs respecting Tenant's use of Hazardous Materials. Upon request of Landlord, Tenant shall deliver to Landlord a narrative description explaining the nature and scope of Tenant's activities involving Hazardous Materials and showing to Landlord's reasonable satisfaction compliance with all Environmental Laws and the terms of this Lease. Tenant shall maintain a current Materials Safety Data Sheet ("MSDS") with respect to each material for which an MSDS is required by applicable Environmental Laws, and shall provide to Landlord copies of all such MSDSs promptly upon Landlord's request.
5.4.2 Assurance of Performance.
5.4.2.1 Environmental Assessments In General. Landlord may, but shall not be required to, engage from time to time such contractors as Landlord determines to be appropriate to perform "Environmental Assessments," as that term is defined below, to ensure Tenant's compliance with the requirements of this Lease with respect to Hazardous Materials. For purposes of this Lease, "Environmental Assessment" means an assessment including, without limitation: (i) an environmental site assessment conducted in accordance with the then-current standards of the American Society for Testing and Materials and meeting the requirements for satisfying the "all appropriate inquiries" requirements; and (ii) sampling and testing of the Premises based upon potential recognized environmental conditions or areas of concern or inquiry identified by the environmental site assessment, including, without limitation: (a) an asbestos survey conducted according to the standards of the Asbestos Hazard Emergency Response Act protocol; (b) testing of any transformers on the Premises for PCBs; (c) testing for lead-based paints; (d) soil and groundwater sampling to measure the effect of any actual or suspected release or discharge of Hazardous Materials on the Premises; and (e) such other sampling and testing reasonably necessary to determine the environmental condition of the Premises.
5.4.2.2 Costs of Environmental Assessments. All costs and expenses incurred by Landlord in connection with any such Environmental Assessment initially shall be paid by Landlord; provided that if any such Environmental Assessment shows that Tenant has failed to comply with the provisions of this Section 5.4 in any material respect, then all of the reasonable costs and expenses of such Environmental Assessment shall be reimbursed by Tenant as Additional Rent within ten (10) days after receipt of written demand therefor.
5.4.2.3 Other Matters. Each Environmental Assessment conducted by Landlord shall be conducted: (i) only after Landlord has provided to Tenant notice reasonably detailing the extent of Landlord's access requirement at least ten (10) days prior to the date of such Environmental Assessment; and (ii) in a manner reasonably designed to minimize the interruption of Tenant's use of the Premises. Tenant shall have the right to reasonably approve the timing of Landlord's entry onto the Premises in order to minimize the interruption of Tenant's use of the Premises. Landlord shall repair any damage caused by the performance of the Environmental Assessment, and shall restore the Premises to the condition existing immediately prior to the Environmental Assessment.
5.4.3 Intentionally Omitted.
5.4.4 Clean-up.
5.4.4.1 Environmental Reports; Clean-Up. If any written report, including any report containing results of any Environmental Assessment (an "Environmental Report") shall indicate (i) the presence of any Hazardous Materials as to which Tenant has a removal or remediation obligation under this Section 5.4, and (ii) that as a result of same, the investigation, characterization, monitoring, assessment, repair, closure, remediation, removal, or other clean-up (the "Clean-up") of any Hazardous Materials is required under applicable Environmental Laws, Tenant shall immediately prepare and submit to Landlord within thirty (30) days after receipt of the

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Environmental Report a comprehensive plan, subject to Landlord's written approval, specifying the actions to be taken by Tenant to perform the Clean-up so that the Premises are restored to the conditions required by this Lease. Upon Landlord's approval of the Clean-up plan, Tenant shall, at Tenant's sole cost and expense, without limitation on any rights and remedies of Landlord under this Lease, immediately implement such plan with a consultant reasonably acceptable to Landlord and proceed to Clean-Up Hazardous Materials in accordance with all applicable laws and as required by such plan and this Lease. If, Tenant fails either, (a) with respect to any Clean-up that can be completed within thirty (30) days after receiving a copy of such Environmental Report, to complete such Clean-up within such thirty-day period, or (b) with respect to any Clean-up that cannot be completed within such thirty-day period, to proceed with diligence to prepare the Clean-up plan and complete the Clean-up as promptly as practicable, then Landlord shall have the right, but not the obligation, and without waiving any other rights under this Lease, to carry out any Clean-up recommended by the Environmental Report or required by any governmental authority having jurisdiction over the Premises, and recover all of the costs and expenses thereof from Tenant as Additional Rent, payable within ten (10) days after receipt of written demand therefor.
5.4.4.2 No Rent Abatement. Tenant shall continue to pay all Rent due or accruing under this Lease during any Clean-up, and shall not be entitled to any reduction, offset or deferral of any Base Rent or Additional Rent due or accruing under this Lease during any such Clean-up.
5.4.4.3 Surrender of Premises. Tenant shall complete any Clean-up prior to surrender of the Premises upon the expiration or earlier termination of this Lease, and shall fully comply with all Environmental Laws and requirements of any governmental authority with respect to such completion, including, without limitation, fully comply with any requirement to file a risk assessment, mitigation plan or other information with any such governmental authority in conjunction with the Clean-up prior to such surrender. Tenant shall obtain and deliver to Landlord a letter or other written determination from the overseeing governmental authority confirming that the Clean-up has been completed in accordance with all requirements of such governmental authority ("Closure Letter"). Upon the expiration or earlier termination of this Lease, Tenant shall also be obligated to close all permits obtained in connection with Hazardous Materials in accordance with applicable laws.
5.4.4.4 Failure to Timely Clean-Up. Should any Clean-up for which Tenant is responsible not be completed, or should Tenant not receive a closure letter and any governmental approvals as and to the extent required under Environmental Laws in conjunction with such Clean-up prior to the expiration or earlier termination of this Lease, then Tenant shall be a holdover tenant (as more particularly provided in Article 16) until Tenant has fully complied with its obligations under this Section 5.4.
5.4.5 Confidentiality. Unless compelled to do so by applicable law, Tenant agrees that Tenant shall not disclose, discuss, disseminate or copy any information, data, findings, communications, conclusions and reports regarding the environmental condition of the Premises to any Person (other than Tenant's consultants, attorneys, property managers and employees that have a need to know such information), including any governmental authority, without the prior written consent of Landlord. In the event Tenant reasonably believes that disclosure is compelled by applicable law, it shall provide Landlord ten (10) days' advance notice of disclosure of confidential information so that Landlord may attempt to obtain a protective order. Tenant may additionally release such information (i) to Project Management Advisors, Inc., (ii) to bona fide prospective purchasers or lenders, subject to any such parties' written agreement to be bound by the terms of this Section 5.4.5 or (iii) in connection with any enforcement of the terms of this Lease in any legal or arbitration proceeding.
5.4.6 Copies of Environmental Reports. Within thirty (30) days of receipt thereof, Tenant shall provide Landlord with a copy of any and all environmental assessments, audits, studies and reports regarding Tenant's activities with respect to the Premises, or ground water beneath the Land, or the environmental condition or Clean-up thereof. Tenant shall be obligated to provide Landlord with a copy of such materials without regard to whether such materials are generated by Tenant or prepared for Tenant, or how Tenant comes into possession of such materials.
5.4.7 Signs, Response Plans, Etc. Tenant shall be responsible for posting on the Premises any signs required under applicable Environmental Laws in connection with Tenant's use of the Premises or obligations under this Section 5.4. Tenant shall also complete and file any business response plans or inventories required by

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any applicable laws in connection with Tenant's use of the Premises or obligations under this Section 5.4. Tenant shall concurrently file a copy of any such business response plan or inventory with Landlord.
5.4.8 Survival. Each covenant, agreement, representation, warranty and indemnification made by Tenant set forth in this Section 5.4 shall survive the expiration or earlier termination of this Lease and shall remain effective until all of Tenant's obligations under this Section 5.4 have been completely performed and satisfied.
ARTICLE 6
SERVICES AND UTILITIES
6.1 In General. Tenant shall, at its sole cost and expense, arrange and pay for all services and utilities serving the Premises, including, but not limited to heating, ventilation and air-conditioning, electricity, water, telephone, janitorial and interior Building security services.
6.1.1 Electrical service shall be separately metered at the Premises and paid directly by Tenant to the utility provider. If separate metering is not available, then electrical service shall be sub-metered to the Premises, and reimbursed by Tenant to Landlord as Additional Rent.
6.1.2 Landlord shall not provide janitorial services for the Premises. Tenant shall be solely responsible for performing all janitorial services and other cleaning of the Premises, all in compliance with applicable laws. The janitorial and cleaning of the Premises shall be adequate to maintain the Premises in a manner consistent with Comparable Buildings.
Tenant shall cooperate fully with Landlord at all times and abide by all reasonable regulations and requirements that Landlord may prescribe for the proper functioning and protection of the HV AC, electrical, mechanical and plumbing systems. Provided that Landlord agrees to provide and maintain and keep in continuous service utility connections to the Project, including electricity, water and sewage connections, Landlord shall have no obligation to provide any services or utilities to the Building, including, but not limited to heating, ventilation and air-conditioning, electricity, water, telephone,janitorial and interior Building security services.
6.2 Interruption of Use. Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by breakage, repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building or Project after reasonable effort to do so, by any riot or other dangerous condition, emergency, accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause beyond Landlord's reasonable control; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant's use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant's business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6.
6.3 Failure of Services. In the event that Tenant is prevented from using, and does not use, the Premises or any portion thereof, as a result of (i) any repair, maintenance or alteration performed by Landlord, or which Landlord failed to perform, after the Lease Commencement Date and required by the Lease, which substantially interferes with Tenant's use of the Premises, or (ii) the failure of services or utilities to the Premises due to a cause within the reasonable control of Landlord (either such set of circumstances as set forth in items (i) or (ii), above, to be known as an "Abatement Event"), then Tenant shall give Landlord notice of such Abatement Event, and if such Abatement Event continues for three (3) consecutive business days after Landlord's receipt of any such notice (the "Eligibility Period"), then the Base Rent and Tenant's Share of Direct Expenses shall be abated or reduced, as the case may be, after expiration of the Eligibility Period for such time that Tenant continues to be so

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prevented from using, and does not use, the Premises or a portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable area of the Premises.
ARTICLE 7
REPAIRS AND MAINTENANCE
7.1 General. Tenant shall, at Tenant's own expense, keep and maintain the interior and non-structural portions of the Premises, including all improvements, fixtures, furnishings, and systems and equipment therein (including, without limitation, plumbing fixtures and equipment, the HVAC systems and equipment (including exterior HVAC systems and equipment exclusively serving the Premises), and all other electrical and mechanical systems serving the Premises), in good order, repair and condition at all times during the Lease Term, reasonable wear and tear and damage fire or other by casualty excepted. Tenant shall enter into a service contract for the repair and maintenance of the Premises HVAC systems and equipment, with a person or entity designated or approved in advance by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, all at Tenant's sole cost and expense. In addition, Tenant shall, at Tenant's own expense, but under the supervision and subject to the prior approval of Landlord, such approval not to be unreasonably withheld, conditioned or delayed, and within any reasonable period of time specified by Landlord, promptly and adequately repair all damage to the Premises and replace or repair all damaged, broken, or worn fixtures and appurtenances, but only to the extent such repair or replacement is the obligation of Tenant hereunder and except for damage caused by reasonable wear and tear, fire or other casualty or beyond the reasonable control of Tenant; provided however, that Landlord may, at its option, upon receiving a request for approval from Tenant for any such repair or replacement, and upon five (5) days prior notice to Tenant, elect to make such repair or replacement and Tenant shall pay Landlord the reasonable cost thereof. If Tenant fails to make any such repair or replacement after the expiration or applicable notice and cure periods, Landlord may, but need not, make such repairs and replacements, and Tenant shall pay Landlord the cost thereof, including a percentage of the cost thereof (to be uniformly established for the Building and/or the Project) sufficient to reimburse Landlord for all overhead, general conditions, fees and other costs or expenses arising from Landlord's involvement with such repairs and replacements forthwith upon being billed for same. Notwithstanding the foregoing, Landlord shall be responsible (and the costs thereof shall be included in Operating Expenses) to keep and maintain the exterior areas of the Project, the parking areas, the Common Areas, the exterior walls, foundation and roof of the Building (including the roof membrane through a customary roof maintenance contract), and the structural portions of Building, and the base building systems and equipment of the Building, including the "Base Building", as defined in Section 8.2, below, in good working order, condition and repair, except to the extent that such repairs are required due to the negligence or willful misconduct of Tenant; provided, however, that if such repairs are due to the negligence or willful misconduct of Tenant, Landlord shall nevertheless make such repairs at Tenant's expense, or, if covered by Landlord's insurance, Tenant shall only be obligated to pay any deductible in connection therewith. Landlord may, but shall not be required to, subject to Article 27, enter the Premises to make such repairs and replacements.
7.2 Landlord Replacement Items. If, in the reasonable determination of Landlord, (i) any major component of the Building HVAC system, or any of major portion of the "base building" electrical system (any such item, a "Landlord Replacement Item") becomes worn or damaged to the extent that the particular item requires replacement (i.e., further repairs or maintenance are impractical), (ii) the replacement of such Landlord Replacement Item would be deemed a capital replacement under generally accepted real estate management and accounting principles, and (iii) such condition is not a result of Tenant's negligence or willful misconduct, or Tenant's failure to maintain such Landlord Replacement Item in good condition and repair in accordance with the terms of this Lease, then, notwithstanding the terms of Section 7.1, above, Landlord shall cause the replacement of such Landlord Replacement Item. The cost of such Landlord Replacement Item shall be borne by Landlord, provided that Landlord shall have the right to include cost in Operating Expenses on an amortized basis as provided in item (xiii) of Section 4.2.4, above.
7.3 Waiver. Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code or under any similar law, statute, or ordinance now or hereafter in effect.

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ARTICLE 8
ADDITIONS AND ALTERATIO NS
8.1 Landlord's Consent to Alterations. Tenant may not make any improvements, alterations, additions or changes to the Premises or any mechanical, plumbing or HVAC facilities or systems pertaining to the Premises (collectively, the "Alterations") without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than thirty (30) days prior to the commencement thereof, and which consent shall not be unreasonably withheld, conditioned or delayed by Landlord, provided it shall be deemed reasonable for Landlord to withhold its consent to any Alteration which adversely affects the structural portions or the systems or equipment of the Building or is visible from the exterior of the Building. Notwithstanding the foregoing, Tenant shall be permitted to make Alterations following ten (10) business days notice to Landlord, but without Landlord's prior consent, to the extent that such Alterations are decorative only (i.e., installation of carpeting or painting of the Premises).
8.2 Manner of Construction. Landlord may impose, as a condition of its consent to any and all Alterations or repairs of the Premises or about the Premises that required the consent of Landlord, such requirements as Landlord in its reasonable discretion may deem desirable, including, but not limited to, the requirement that Tenant utilize for such purposes only contractors, subcontractors, materials, mechanics and materialmen approved in advance by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed), or the requirement that Tenant shall, at Tenant's expense, remove such Alterations upon the expiration or any early termination of the Lease Term. Tenant shall construct such Alterations and perform such repairs in a good and workmanlike manner, in conformance with any and all applicable federal, state, county or municipal laws, rules and regulations and, if applicable, pursuant to a valid building permit, issued by the city in which the Building is located (or other applicable governmental authority), all in conformance with Landlord's reasonable construction rules and regulations; provided, however, that prior to commencing to construct any Alteration, Tenant shall meet with Landlord to discuss Landlord's design parameters and code compliance issues. In the event Tenant performs any Alterations in the Premises which require or give rise to governmentally required changes to the "Base Building," as that term is defined below, then Landlord shall, at Tenant's expense, make such changes to the Base Building. The "Base Building" shall include the structural portions of the Building, including the roof, foundation and exterior walls and windows), and the exit stairwells and the systems and equipment located in the internal core of the Building. In performing the work of any such Alterations, Tenant shall have the work performed in such manner so as not to materially obstruct access to the Project or any portion thereof, by any other tenant of the Project, and so as not to materially obstruct the business of Landlord or other tenants in the Project. Tenant shall not use (and upon notice from Landlord shall cease using) contractors, services, workmen, labor, materials or equipment that, in Landlord's reasonable judgment, would disturb labor harmony with the workforce or trades engaged in performing other work, labor or services in or about the Building or the Common Areas. Upon completion of any Alterations (or repairs), Tenant shall deliver to Landlord final lien waivers from all contractors, subcontractors and materialmen who performed such work. In addition to Tenant's obligations under Article 9 of this Lease, upon completion of any Alterations, Tenant shall deliver to the Project construction manager a reproducible copy of the "as built" drawings of the Alterations, if any, as well as copies of any permits, approvals and other documents issued by any governmental agency in connection with the Alterations.
8.3 Payment for Improvements. If payment is made by Tenant directly to contractors, Tenant shall (i) comply with Landlord's requirements for final lien releases and waivers in connection with Tenant's payment for work to contractors, and (ii) sign Landlord's standard contractor's rules and regulations. If Tenant orders any work directly from Landlord, Tenant shall pay to Landlord an amount equal to five percent (5%) of the cost of such work to compensate Landlord for all overhead, general conditions, fees and other costs and expenses arising from Landlord's involvement with such work. If Tenant does not order any work directly from Landlord, Tenant shall reimburse Landlord for Landlord's reasonable, actual, out-of-pocket costs and expenses actually incurred in connection with Landlord's review of such work. At Landlord's option, prior to the commencement of construction of any Alteration, Tenant shall provide Landlord with the reasonably anticipated cost thereof, which Landlord shall disburse during construction pursuant to Landlord's standard, commercially reasonable disbursement procedure.

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8.4 Construction Insurance. In addition to the requirements of Article 10 of this Lease, in the event that Tenant makes any Alterations, prior to the commencement of such Alterations, Tenant shall provide Landlord with evidence that Tenant carries "Builder's All Risk" insurance in an amount approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may reasonably require, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 of this Lease immediately upon completion thereof. In addition, Tenant's contractors and subcontractors shall be required to carry Commercial General Liability Insurance and workers compensation insurance with a waiver of subrogation in favor of Landlord in an amount approved by Landlord and otherwise in accordance with the requirements of Article 10 of this Lease. Landlord may, in its discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of such Alterations and naming Landlord as a co-obligee.
8.5 Landlord's Property. All Alterations, improvements, fixtures, equipment and/or appurtenances which may be installed or placed in or about the Premises, from time to time, shall be at the sole cost of Tenant and shall be and remain the property of Tenant, but shall, upon the expiration or earlier termination of this Lease, become the property of Landlord. Furthermore, Landlord may, by written notice to Tenant delivered at the time Landlord's consent to any Alteration was requested, require Tenant, at Tenant's expense, to remove any such Alteration at the end of the Lease Term and to repair any damage to the Premises and Building caused by such removal and return the affected portion of the Premises to a building standard tenant improved condition as determined by Landlord. If Tenant fails to complete such removal and/or to repair any damage caused by the removal of any Alterations and/or improvements and/or systems and equipment in the Premises and return the affected portion of the Premises to a building standard tenant improved condition as reasonably determined by Landlord, Landlord may do so and may charge the cost thereof to Tenant. Tenant hereby protects, defends, indemnifies and holds Landlord harmless from any liability, cost, obligation, expense or claim of lien in any manner relating to Tenant's installation, placement, removal or financing of any such Alterations, improvements, fixtures and/or equipment in, on or about the Premises. Notwithstanding the foregoing, Tenant shall not be required to remove any alterations, improvements, fixtures, equipment, trade fixtures and/or appurtenances existing on the Lease Commencement Date. Tenant may remove equipment brought to the Premises by Tenant and not paid for by Landlord.
ARTICLE 9
COVENANT AGAINST LIENS
Tenant shall keep the Project and Premises free from any liens or encumbrances arising out of the work performed, materials furnished or obligations incurred by or on behalf of Tenant, and shall protect, defend, indemnify and hold Landlord harmless from and against any claims, liabilities, judgments or costs (including, without limitation, reasonable attorneys' fees and costs) arising out of same or in connection therewith. Tenant shall give Landlord notice at least ten (10) days prior to the commencement of any such work on the Premises to afford Landlord the opportunity of posting and recording appropriate notices of non-responsibility (to the extent applicable pursuant to then applicable laws). Tenant shall remove or bond over any such lien or encumbrance by within ten (10) business days after notice by Landlord, and if Tenant shall fail to do so, Landlord may pay the amount necessary to remove such lien or encumbrance, without being responsible for investigating the validity thereof. The amount so paid shall be deemed Additional Rent under this Lease payable within ten (10) business days after demand, without limitation as to other remedies available to Landlord under this Lease. Nothing contained in this Lease shall authorize Tenant to do any act which shall subject Landlord's title to the Building or Premises to any liens or encumbrances whether claimed by operation of law or express or implied contract. Any claim to a lien or encumbrance upon the Building or Premises arising in connection with any such work or respecting the Premises not performed by or at the request of Landlord shall be null and void, or at Landlord's option, shall attach only against Tenant's interest in the Premises and shall in all respects be subordinate to Landlord's title to the Project, Building and Premises.

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ARTICLE 10
INSURANCE
10.1 Indemnification and Waiver. Except to the extent caused by the gross negligence or willful misconduct of Landlord or Landlord Parties (as defined below), Tenant hereby assumes all risk of damage to property or injury to persons in, upon or about the Premises during the Lease Term or other period of Tenant's occupancy of the Premises from any cause whatsoever (including, but not limited to, any personal injuries resulting from a slip and fall in, upon or about the Premises) and agrees that Landlord, its partners, subpartners, parent company and affiliates, and their respective officers, agents, servants, employees, and independent contractors (collectively, "Landlord Parties") shall not be liable for, and are hereby released from any responsibility for, any damage either to person or property or resulting from the loss of use thereof, which damage is sustained by Tenant or by other persons claiming through Tenant. Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys' fees) incurred in connection with or arising from any cause in, on or about the Premises (including, but not limited to, a slip and fall), any acts, omissions or negligence of Tenant or of any person claiming by, through or under Tenant, or of the contractors, agents, servants, employees, invitees, guests or licensees of Tenant or any such person, in, on or about the Project or any breach of the terms of this Lease by Tenant, during the Lease Term or other period of Tenant's occupancy of the Premises, provided that the terms of the foregoing indemnity shall not apply to the negligence or willful misconduct of Landlord. Should Landlord be named as a defendant in any suit brought against Tenant in connection with or arising out of Tenant's occupancy of the Premises, and as to which Tenant's indemnification obligations as set forth above apply, Tenant shall pay to Landlord its costs and expenses incurred in such suit, including without limitation, its actual professional fees such as reasonable appraisers', accountants' and attorneys' fees. The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease with respect to any claims or liability arising in connection with any event occurring prior to such expiration or termination.
10.2 Landlord's Fire and Casualty Insurance. Landlord shall insure the Building during the Lease Term against loss or damage due to fire and other casualties covered within the classification of fire and extended coverage, vandalism coverage and malicious mischief, sprinkler leakage, water damage and special extended coverage, in an amount equal to the full replacement value thereof. Such coverage shall be in such amounts, from such companies, and on such other terms and conditions, as Landlord may from time to time reasonably determine. Additionally, at the option of Landlord (but subject to the provisions of Section 4.2.4, above, which may exclude certain costs of insurance from Operating Expenses), such insurance coverage may include the risks of earthquakes and/or flood damage and additional hazards, a rental loss endorsement and one or more loss payee endorsements in favor of the holders of any mortgages or deeds of trust encumbering the interest of Landlord in the Building or the ground or underlying lessors of the Building, or any portion thereof. Tenant shall, at Tenant's expense, comply with all reasonable and customary insurance company requirements pertaining to the use of the Premises. If Tenant's conduct or use of the Premises causes any increase in the premium for such insurance policies then Tenant shall reimburse Landlord for any such increase.
10.3 Tenant's Insurance. Tenant shall maintain the following coverages in the following amounts.
10.3.1 Commercial General Liability Insurance on an occurrence form, and naming Landlord Parties as additional insureds, covering the insured against claims of bodily injury, personal injury and property damage (including loss of use thereof) arising out of Tenant's operations, and contractual liabilities (covering the performance by Tenant of its indemnity agreements) including coverage for the indemnity obligations set forth in Section 10 .1 of this Lease, and including products and completed operations coverage, for limits of liability on a per location basis of not less than:

Bodily Injury and	$5,000,000 each occurrence
Property Damage Liability	$5,000,000 annual aggregate

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Personal Injury Liability	$1,000,000 each occurrence
$1,000,000 annual aggregate
10.3.2 Physical Damage Insurance covering (i) all office furniture, business and trade fixtures, office equipment, free-standing cabinet work, movable partitions, merchandise and all other items of Tenant's property on the Premises installed by, for, or at the expense of Tenant, and (ii) any alterations and additions to the Premises made by or on behalf of Tenant after the Lease Commencement Date. Such insurance shall be written on an "all risks" of physical loss or damage basis, for the full replacement cost value (subject to reasonable deductible amounts) of the covered items and without any co-insurance clauses and shall include coverage for damage or other loss caused by fire or other peril including, but not limited to, earthquake, vandalism and malicious mischief, theft, water damage of any type, including sprinkler leakage, bursting or stoppage of pipes, and explosion. Landlord shall be named as a loss payee under such policy.
10.3.3 Business Income Interruption for one (1) year.
10.3.4 Worker's Compensation and Employer's Liability or other similar insurance pursuant to all applicable state and local statutes and regulations.
10.4 Form of Policies. The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. Such insurance shall (i) specifically cover the liability assumed by Tenant under this Lease, including, but not limited to, Tenant's obligations under Section 10.1 of this Lease; (ii) be issued by an insurance company having a rating of not less than A:X in Best's Insurance Guide or which is otherwise reasonably acceptable to Landlord and licensed to do business in the State of California; (iii) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and is non-contributing with any insurance requirement of Tenant; (v) be in form and content reasonably acceptable to Landlord; and (vi) provide that said insurance shall not be canceled or coverage materially changed unless thirty (30) days' prior written notice shall have been given to Landlord and any mortgagee of Landlord for which Tenant has been provided a notice address. Tenant shall deliver said policy or policies or certificates thereof to Landlord on or before the Lease Commencement Date and evidence of renewal at least ten (10) days before the expiration dates thereof. In the event Tenant shall fail to procure such insurance, Landlord may, at its option, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord within ten (10) business days after delivery to Tenant of bills therefor. Tenant may meet the minimum levels of insurance set forth in Section 10.3, above, through the use of an "umbrella" policy.
10.5 Subrogation. Landlord and Tenant intend that their respective property loss risks shall be borne by reasonable insurance carriers to the extent above provided, and Landlord and Tenant hereby agree to look solely to, and seek recovery only from, their respective insurance carriers in the event of a property loss to the extent that such coverage is agreed to be provided hereunder. The parties each hereby waive all rights and claims against each other for such losses, and waive all rights of subrogation of their respective insurers, provided such waiver of subrogation shall not affect the right to the insured to recover thereunder. The parties agree that their respective insurance policies are now, or shall be, endorsed such that the waiver of subrogation shall not affect the right of the insured to recover thereunder, so long as no material additional premium is charged therefor.
ARTICLE 11
DAMAGE AND DESTRUCTION
11.1 Repair of Damage to Premises by Landlord. Tenant shall promptly notify Landlord of any damage to the Premises resulting from fire or any other casualty. If the Premises or any Common Areas serving or providing access to the Premises shall be damaged by fire or other casualty, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord's reasonable control, and subject to all other terms of this Article 1 1, restore the Base Building and such Common Areas. Such restoration shall be to substantially the same condition of the Base Building and the Common Areas prior to the casualty, except

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for modifications required by zoning and building codes and other laws or by the holder of a mortgage on the Building or Project or any other modifications to the Common Areas deemed desirable by Landlord, which are consistent with the character of the Project, provided that access to the Premises and any common restrooms serving the Premises shall not be materially impaired. Landlord shall repair any injury or damage to the improvements which exist in the Premises as of the Lease Commencement Date (the "Original Improvements") and shall return such Original Improvements to their original condition. Prior to the commencement of construction, Tenant shall submit to Landlord, for Landlord's review and approval, all plans, specifications and working drawings relating thereto, and Landlord shall select the contractors to perform such improvement work. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant's business resulting in any way from such damage or the repair thereof; provided however, that if such fire or other casualty shall have damaged the Premises or Common Areas necessary to Tenant's occupancy, and the Premises are not occupied by Tenant as a result thereof, then during the time and to the extent the Premises are unfit for occupancy, the Rent shall be abated in proportion to the ratio that the amount of rentable square feet of the Premises which is unfit for occupancy for the purposes permitted under this Lease bears to the total rentable square feet of the Premises, provided that if the Premises are so damaged that it is not reasonably practicable for Tenant to continue its business operations from any portion of the Premises, then the Rent shall be fully abated during such time.
11.2 Landlord's Option to Repair. Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Premises, Building and/or Project, and instead terminate this Lease, by notifying Tenant in writing of such termination within sixty (60) days after the date of discovery of the damage, such notice to include a termination date giving Tenant sixty (60) days to vacate the Premises, but Landlord may so elect only if the Building or any Common Areas serving or providing access to the Building shall be damaged by fire or other casualty or cause, whether or not the Premises are affected, and one or more of the following conditions is present: (i) in Landlord's reasonable judgment, repairs cannot reasonably be completed within one hundred eighty (180) days after the date of discovery of the damage (when such repairs are made without the payment of overtime or other premiums); (ii) the holder of any mortgage on the Building or Project or ground lessor with respect to the Building or Project shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt, or shall terminate the ground lease, as the case may be; (iii) the damage is not fully covered by Landlord's insurance policies; or (iv) the damage occurs during the last twelve (12) months of the Lease Term; provided, however, that if Landlord does not elect to terminate this Lease pursuant to Landlord's termination right as provided above, and the repairs cannot, in the reasonable opinion of Landlord, be completed within one hundred eighty (180) days after being commenced, Tenant may elect, no earlier than sixty (60) days after the date of the damage and not later than ninety (90) days after the date of such damage, to terminate this Lease by written notice to Landlord effective as of the date specified in the notice, which date shall not be less than thirty (30) days nor more than sixty (60) days after the date such notice is given by Tenant. Landlord shall deliver written notice to Tenant no later than thirty (30) days after the date of the casualty, estimating the time required to repair such damage. Notwithstanding the provisions of this Section 11.2, Tenant shall have the right to terminate this Lease under this Section 11.2 only if each of the following conditions is satisfied: (a) the damage to the Project by fire or other casualty was not caused by the gross negligence or intentional act of Tenant or its partners or subpartners and their respective officers, agents, servants, employees, and independent contractors; and (b) as a result of the damage, Tenant cannot reasonably conduct business from the Premises.
11.3 Waiver of Statutory Provisions. The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or the Project, and any statute or regulation of the State of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or the Project.

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ARTICLE 12
NONWAIVER
No provision of this Lease shall be deemed waived by either party hereto unless expressly waived in a writing signed thereby. The waiver by either party hereto of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of same or any other term, covenant or condition herein contained. The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord's knowledge of such preceding breach at the time of acceptance of such Rent. No acceptance of a lesser amount than the Rent herein stipulated shall be deemed a waiver of Landlord's right to receive the full amount due, nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the full amount due. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant's right of possession hereunder, or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit, or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.
ARTICLE 13
CONDEMNATION
If the whole or any material part of the Premises or Building shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any material part of the Premises, Building or Project, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. If more than twenty-five percent (25%) of the rentable square feet of the Premises is taken, or if access to, or Tenant's operations at, the Premises is substantially impaired, in each case for a period in excess of one hundred eighty (180) days, Tenant shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. Tenant shall not because of such taking assert any claim against Landlord or the authority for any compensation because of such taking and Landlord shall be entitled to the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant's personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for moving expenses, so long as such claims do not diminish the award available to Landlord, its ground lessor with respect to the Building or Project or its mortgagee, and such claim is payable separately to Tenant. All Rent shall be apportioned as of the date of such termination. If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Rent shall be proportionately abated, and Tenant's Share appropriately adjusted. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 126 5. 130 of The California Code of Civil Procedure. Notwithstanding anything to the contrary contained in this Article 13 , in the event of a temporary taking of all or any portion of the Premises for a period of one hundred and eighty (180) days or less, then this Lease shall not terminate but the Base Rent and the Additional Rent shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises. Landlord shall be entitled to receive the entire award made in connection with any such temporary taking.

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ARTICLE 14
ASSIGNMENT AND SUBLETTING
14.1 Transfers. Except as otherwise expressly provided herein, Tenant shall not, without the prior written consent of Landlord, assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment, or other transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or enter into any license or concession agreements or otherwise permit the occupancy or use of the Premises or any part thereof by any persons other than Tenant and its employees and contractors (all of the foregoing are hereinafter sometimes referred to collectively as "Transfers" and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a "Transferee"). If Tenant desires Landlord's consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the "Transfer Notice") shall include (i) the proposed effective date of the Transfer, which shall not be less than thirty (30) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the "Subject Space"), (iii) all of the material terms of the proposed Transfer and the consideration therefor, including calculation of the "Transfer Premium", if any, as that term is defined in Section 14.3 below, in connection with such Transfer, the name and address of the proposed Transferee, and a copy of all existing executed and/or proposed documentation pertaining to the proposed Transfer, including all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer, (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, business credit and personal references and history of the proposed Transferee and any other information reasonably required by Landlord which will enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee's business and proposed use of the Subject Space, and (v) an executed estoppel certificate from Tenant substantially in the form attached hereto as Exhibit E. Any Transfer made without Landlord's prior written consent shall, at Landlord's option, be null, void and of no effect with respect to this Lease and the Premises, and shall, at Landlord's option, constitute a default by Tenant under this Lease. Whether or not Landlord consents to any proposed Transfer, Tenant shall pay Landlord's reasonable review and processing fees, as well as any reasonable professional fees (including, without limitation, reasonable attorneys', accountants', architects', engineers' and consultants' fees) incurred by Landlord, within thirty (30) days after written request by Landlord; provided, however, that if the proposed Transfer does not involve a change of use or substantial alterations of the Premises, Landlord's recoverable fees shall not exceed $4,000.
14.2 Landlord's Consent. Landlord shall not unreasonably withhold, condition or delay its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice. Without limitation as to other reasonable grounds for withholding consent, the parties hereby agree that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply:
14.2.1 The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building or the Project;
14.2.2 The Transferee intends to use the Subject Space for purposes which are not permitted under this Lease;
14.2.3 The Transferee is either a governmental agency or instrumentality thereof;
14.2.4 The Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities to be undertaken in connection with the Transfer on the date consent is requested;
14.2.5 The proposed Transfer would cause a violation of another lease for space in the Project, or would give an occupant of the Project a right to cancel its lease; or
14.2.6 Either the proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee, (i) occupies space in the

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Project at the time of the request for consent, or (ii) is negotiating with Landlord or has negotiated with Landlord during the six (6) month period immediately preceding the date Landlord receives the Transfer Notice, to lease space in the Project, but only if Landlord then has space available for lease in the Project that would meet the proposed Transferee's requirements.
If Landlord consents to any Transfer pursuant to the terms of this Section 14.2 (and does not exercise any recapture rights Landlord may have under Section 14.4 of this Lease), Tenant may within six (6) months after Landlord's consent, but not later than the expiration of said six-month period, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 of this Lease, provided that if there are any changes in the terms and conditions from those specified in the Transfer Notice (i) such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, or (ii) which would cause the proposed Transfer to be substantially more favorable to the Transferee than the terms set forth in Tenant's original Transfer Notice, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14 (including Landlord's right of recapture, if any, under Section 14.4 of this Lease). Terms shall be deemed substantially more favorable if the monetary obligations of the Transferee are five (5%) percent (or more) less than the terms quoted in Tenant's Transfer Notice. Notwithstanding anything to the contrary in this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld or delayed its consent under Section 14.2, their sole remedies shall be a suit for contract damages (other than damages for injury to, or interference with, Tenant's business including, without limitation, loss of profits, however occurring) or declaratory judgment and an injunction for the relief sought, and Tenant hereby waives all other remedies, including, without limitation, any right at law or equity to terminate this Lease, on its own behalf and, to the extent permitted under all applicable laws, on behalf of the proposed Transferee.
14.3 Transfer Premium. If Landlord consents to a Transfer (other than a Change of Control), as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord fifty percent (50%) of any "Transfer Premium," as that term is defined in this Section 14.3, received by Tenant from such Transferee. "Transfer Premium" shall mean all rent, additional rent or other consideration payable by such Transferee in connection with the Transfer in excess of the Rent and Additional Rent payable by Tenant under this Lease during the term of the Transfer on a per rentable square foot basis if less than all of the Premises is transferred, and after deduction of (i) any costs of improvements made to the Subject Space in connection with such Transfer, (ii) brokerage commissions paid in connection with such Transfer, and (iii) reasonable legal fees incurred in connection with such Transfer. "Transfer Premium" shall also include, but not be limited to, key money, bonus money or other cash consideration paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer. The determination of the amount of Landlord's applicable share of the Transfer Premium shall be made on a monthly basis as rent or other consideration is received by Tenant under the Transfer.
14.4 Landlord's Option to Recapture Subject Space. Notwithstanding anything to the contrary contained in this Article 14, in the event Tenant contemplates a Transfer (other than Change of Control) which, in the aggregate, would result in more than fifty percent (50%) of the Premises having been Transferred, Tenant shall give Landlord notice (the "Intention to Transfer Notice") of such contemplated Transfer (whether or not the contemplated Transferee or the terms of such contemplated Transfer have been determined). The Intention to Transfer Notice shall specify the portion of and amount of rentable square feet of the Premises which Tenant intends to Transfer (the "Contemplated Transfer Space"), the contemplated date of commencement of the Contemplated Transfer (the "Contemplated Effective Date"), and the contemplated length of the term of such contemplated Transfer, and shall specify that such Intention to Transfer Notice is delivered to Landlord pursuant to this Section 14.4 in order to allow Landlord to elect to recapture the Contemplated Transfer Space. Thereafter, Landlord shall have the option, by giving written notice to Tenant within thirty (30) days after receipt of any Intention to Transfer Notice, to recapture the Contemplated Transfer Space. Such recapture shall cancel and terminate this Lease with respect to such Contemplated Transfer Space as of the Contemplated Effective Date. In the event of a recapture by Landlord, if this Lease shall be canceled with respect to less than the entire Premises, the Rent reserved herein shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises, and this Lease as so amended shall continue thereafter in

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full force and effect, and upon request of either party, the parties shall execute written confirmation of the same. If Landlord declines, or fails to elect in a timely manner, to recapture such Contemplated Transfer Space under this Section 14.4, then, subject to the other terms of this Article 14, for a period of nine (9) months (the "Nine Month Period") commencing on the last day of such thirty (30) day period, Landlord shall not have any right to recapture the Contemplated Transfer Space with respect to any Transfer made during the Nine Month Period, provided that any such Transfer is substantially on the terms set forth in the Intention to Transfer Notice, and provided further that any such Transfer shall be subject to the remaining terms of this Article 14. If such a Transfer is not so consummated within the Nine Month Period (or if a Transfer is so consummated, then upon the expiration of the term of any Transfer of such Contemplated Transfer Space consummated within such Nine Month Period), Tenant shall again be required to submit a new Intention to Transfer Notice to Landlord with respect any contemplated Transfer, as provided above in this Section 14.4.
14.5 Effect of Transfer. If Landlord consents to a Transfer, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, (iv) Tenant shall furnish upon Landlord's request a complete statement, certified by an independent certified public accountant, or Tenant's chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer, and (v) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord's consent, shall relieve Tenant or any guarantor of the Lease from any liability under this Lease, including, without limitation, in connection with the Subject Space. Landlord or its authorized representatives shall have the right at all reasonable times and upon five (5) days' prior written notice to audit the books, records and papers of Tenant relating to any Transfer (other than a Change of Control), and shall have the right to make copies thereof; provided that Tenant may require Landlord and its authorized representatives execute a commercially reasonable confidentiality agreement regarding such audit. If the Transfer Premium respecting any such Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency, and if understated by more than five percent (5%), Tenant shall pay Landlord's costs of such audit.
14.6 Additional Transfers. For purposes of this Lease, the term "Transfer" shall also include (each, a "Change of Control") (i) if Tenant is a partnership, the withdrawal or change, voluntary, involuntary or by operation of law, of fifty percent (50%) or more of the partners, or transfer of fifty percent (50%) or more of partnership interests, within a twelve (12)-month period, or the dissolution of the partnership without immediate reconstitution thereof, and (ii) if Tenant is a closely held corporation (i.e., whose stock is not publicly held and not traded through an exchange or over the counter), (A) the dissolution, merger, consolidation or other reorganization of Tenant or (B) the sale or other transfer of an aggregate of fifty percent (50%) or more of the voting shares of Tenant (other than to immediate family members by reason of gift or death), within a twelve (12)-month period, or (C) the sale, mortgage, hypothecation or pledge (other than as related to financing obtained in the ordinary course of Tenant's business) of an aggregate of fifty percent (50%) or more of the value of the unencumbered assets of Tenant within a twelve (12)-month period.
14.7 Occurrence of Default. Any Transfer hereunder shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any Transfer (other than a Change of Control), Landlord shall have the right to: (i) treat such Transfer as cancelled and repossess the Subject Space by any lawful means, or (ii) require that such Transferee attorn to and recognize Landlord as its landlord under any such Transfer. If Tenant shall be in default under this Lease (beyond the expiration of any applicable notice and cure period expressly set forth in this Lease), Landlord is hereby irrevocably authorized, as Tenant's agent and attorney-in-fact, to direct any Transferee to make all payments under or in connection with the Transfer directly to Landlord (which Landlord shall apply towards Tenant's obligations under this Lease) until such default is cured. Such Transferee shall rely on any representation by Landlord that Tenant is in default hereunder, without any need for confirmation thereof by Tenant. Upon any assignment, the assignee shall assume in writing all obligations and covenants of Tenant thereafter to be performed or observed under this Lease. No collection or acceptance of rent by Landlord from any Transferee shall be deemed a waiver of any provision of this Article 14 or the approval of any Transferee or a release of Tenant from any obligation under this Lease, whether theretofore or thereafter accruing. In no event shall Landlord's enforcement of any provision of this Lease against any Transferee be deemed a waiver

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of Landlord's right to enforce any term of this Lease against Tenant or any other person. If Tenant's obligations hereunder have been guaranteed, Landlord's consent to any Transfer shall not be effective unless the guarantor also consents to such Transfer.
14.8 Non-Transfers. Notwithstanding anything to the contrary contained in this Article 14, an assignment or subletting of all or a portion of the Premises to an affiliate of Tenant (an entity which is controlled by, controls, or is under common control with, Tenant) (an "Affiliate Assignee"), shall not be deemed a Transfer under this Article 14, provided that Tenant notifies Landlord of any such assignment or sublease and promptly supplies Landlord with any documents or information reasonably requested by Landlord regarding such assignment or sublease or such affiliate, and further provided that such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease. "Control," as used in this Section 14.8, shall mean (i) the ownership, directly or indirectly, of at least fifty-one percent (51%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of at least fifty-one percent (5 1%) of the voting interest in, any person or entity, or (ii) possessing the power to control or manage the entity's affairs, directly or by electing or appointing directors, officers, or managers. No such affiliated transaction shall release Tenant from its obligations under the Lease.
14.9 Merger, Acquisition. Notwithstanding any other provision of this Lease, Tenant shall have the right, subject to Landlord's consent, to assign this Lease or sublet all or a portion of the Premises to a person or entity which results (whether through operation of law or otherwise) from a merger or consolidation with Tenant, or to any person or entity which acquires all the assets of Tenant as a going concern in the business that is being conducted on the Premises, or any person or entity that purchases all of the stock or ownership interests of Tenant (a "Permitted Transfer"), provided such entity (a "Permitted Transferee"), in the case of an assignment, assumes all the obligations of Tenant under the Lease. Landlord shall not deny consent if each of the following conditions are met: (a) the Transferee has a net worth at least equal to that of Tenant immediately prior to such merger or consolidation, and (b) is of a character and quality similar to that of other tenants in the Building or in other buildings of similar age, size, use and quality in the area. No such Permitted Transfer shall release Tenant from its obligations under the Lease.
ARTICLE 15
SURRENDER OF PREMISES; OWNERSHIP AND
REMOVAL OF TRADE FIXTURES
15.1 Surrender of Premises. No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in writing by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises or terminate any or all such sublessees or subtenancies.
15.2 Removal of Tenant Property by Tenant. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, reasonable wear and tear, damage by fire or other casualty, and repairs which are specifically made the responsibility of Landlord hereunder excepted, free of Hazardous Materials brought upon, kept, used, stored, handled, treated, generated in, or released or disposed of from, the Premises by Tenant or any Tenant Party (collectively, "Tenant HazMat Operations") and released of any license, clearance or other authorization of any kind required to enter into and restore the Premises issued by any Governmental Authority having jurisdiction over the use, storage, handling, treatment, generation, release, disposal, removal or remediation of Hazardous Materials in, on or about the Premises (collectively referred to herein as "Hazardous Materials Clearances"). Upon such expiration or termination, Tenant shall, at Landlord's sole option and without

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expense to Landlord, remove or cause to be removed from the Premises those Alterations as to which Landlord conditioned its approval upon removal at the expiration or earlier termination of the Lease, all debris and rubbish, and such items of furniture, equipment, business and trade fixtures, free-standing cabinet work, movable partitions and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and such similar articles of any other persons claiming under Tenant, as Landlord may, in its sole discretion, require to be removed, and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal. Any items installed by Landlord or using any allowance from Landlord shall remain in the Premises unless required to be removed by Landlord in Landlord's sole discretion. Notwithstanding the foregoing, Tenant shall have no obligation to (and shall not except with Landlord's prior written consent) remove or restore the following at the expiration or earlier termination of the Lease Term: (i) any fixtures, improvements or alterations to the Premises existing as of the Lease Commencement Date, (ii) any items installed by Landlord at its expense or using any allowance from Landlord during the Lease Term, and (iii) all of Landlord's fixtures, equipment furnishing, furniture and other personal property located in the Premises (the "Existing Personal Property"), which Existing Personal Property is listed on Exhibit I attached hereto. During the Lease Term, Tenant shall have the right to use the Existing Personal Property at no additional rent, provided Tenant shall maintain and surrender such items in substantially the same condition as received on the Lease Commencement Date, reasonable wear and tear and damage by fire or other casualty excepted. Notwithstanding anything herein to the contrary, Landlord agrees that all items listed on Exhibit J attached hereto are the property of Tenant and, along with all other furniture, equipment, business and trade fixtures, free-standing cabinet work, movable partitions and other articles of personal property owned by Tenant (the "Tenant Personal Property"), may be removed by Tenant from the Premises at any time, including upon the expiration or earlier termination of the Lease Term, provided that Tenant repairs at its own expense all damage to the Premises and Building resulting from such removal.
15.3 Environmental Assessment. In connection with its surrender of the Premises, Tenant shall submit to Landlord, at least thirty (30) days prior to the expiration date of this Lease (or in the event of an earlier termination of this Lease, as soon as reasonably possible following such termination), an Environmental Assessment of the Premises by a competent and experienced environmental engineer or engineering firm reasonably satisfactory to Landlord (pursuant to a contract approved by Landlord and providing that Landlord can rely on the Environmental Assessment), which (i) evidences that the Premises are in a clean and safe condition and free and clear of any Hazardous Materials to the extent required by the terms of Section 15.2, above; and (ii) includes a review of the Premises by an environmental consultant for asbestos, mold, fungus, spores, and other moisture conditions, on-site chemical use, and lead-based paint. If such Environmental Assessment reveals that remediation or Clean-up is required under any Environmental Laws as to which Tenant has a removal, remediation or restoration obligation under Section 5.4 or Section 15.2, Tenant shall submit a remediation plan prepared by a recognized environmental consultant and shall be responsible for all costs of remediation and Clean-up, as more particularly provided in Section 5.4, above.
15.4 Surrender Plan. At least nine (9) months prior to the expiration date of this Lease (or in the event of an earlier termination of this Lease, as soon as reasonably possible following such termination), Tenant shall deliver to Landlord a narrative description of the actions proposed (or required by any Governmental Authority) to be taken by Tenant in order to surrender the Premises (including any Installations permitted by Landlord to remain in the Premises) at the expiration or earlier termination of the Term in accordance with Section 15.2 (the "Surrender Plan"). Such Surrender Plan shall be accompanied by a current listing of (i) all Hazardous Materials licenses and permits held by or on behalf of any Tenant Party with respect to the Premises, and (ii) all Hazardous Materials used, stored, handled, treated, generated, released or disposed of from the Premises, and shall be subject to the review and approval of Landlord's environmental consultant. In connection with the review and reasonable approval of the Surrender Plan, upon the request of Landlord, Tenant shall deliver to Landlord or its consultant such additional non-proprietary information concerning Tenant HazMat Operations as Landlord shall reasonably request. Prior to the expiration date (or in the event of an earlier termination of this Lease, as soon as reasonably possible following such termination), Tenant shall deliver to Landlord evidence that the approved Surrender Plan shall have been satisfactorily completed (which evidence may be the Environmental Assessment provided pursuant to Section 15.3) and Landlord shall have the right, subject to reimbursement at Tenant's expense as set forth below, to cause Landlord's environmental consultant to inspect the Premises and perform such additional procedures as may be deemed reasonably necessary to confirm that the approved Surrender Plan shall have been satisfactorily completed. If such inspection by Landlord's environmental consultant reveals that Tenant failed to

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satisfactorily complete the approved Surrender Plan in any material respect, Tenant shall reimburse Landlord, as Additional Rent, for the actual out-of pocket expense incurred by Landlord for Landlord's environmental consultant to review and approve the Surrender Plan and to visit the Premises and verify satisfactory completion of the same, which cost shall not exceed $5,000. Landlord shall have the unrestricted right to deliver such Surrender Plan and any report by Landlord's environmental consultant with respect to the surrender of the Premises to third parties.
ARTICLE 16
HOLDING OVER
If Tenant holds over after the expiration of the Lease Term or earlier termination thereof, with the express or implied consent of Landlord, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term. If Tenant holds over after the expiration of the Lease Term of earlier termination thereof, without the express or implied consent of Landlord, such tenancy shall be deemed to be a tenancy by sufferance only, and shall not constitute a renewal hereof or an extension for any further term. In either case, Rent shall be payable at a monthly rate equal to the product of (i) the Rent applicable during the last rental period of the Lease Term under this Lease, and (ii) a percentage equal to 150% during the first two (2) months immediately following the expiration or earlier termination of the Lease Term, and 200% thereafter. Such month-to-month tenancy or tenancy by sufferance, as the case may be, shall be subject to every other applicable term, covenant and agreement contained herein. Nothing contained in this Article 16 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises within thirty (30) days after the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys' fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender and any lost profits to Landlord resulting therefrom.
ARTICLE 17
ESTOPPEL CERTIFICATES
17.1 Estoppel Certificates. Within ten (10) business days following a request in writing by Landlord, Tenant shall execute, acknowledge and deliver to Landlord an estoppel certificate, which, as submitted by Landlord, shall be substantially in the form of Exhibit E, attached hereto (or such other commercially reasonable form as may be required by any prospective mortgagee or purchaser of the Project, or any portion thereof), indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested by Landlord or Landlord's mortgagee or prospective mortgagee. Any such certificate may be relied upon by any prospective mortgagee or purchaser of all or any portion of the Project. Tenant shall execute and deliver whatever other instruments may be reasonably required for such purposes. Failure of Tenant to timely execute, acknowledge and deliver such estoppel certificate or other instruments shall constitute an acceptance of the Premises and an acknowledgment by Tenant that statements included in the estoppel certificate are true and correct, without exception. Within fifteen (15) business days following a request in writing by Tenant, Landlord shall execute, acknowledge and deliver to Tenant an estoppel certificate, in a commercially reasonable form, contain such information as shall be reasonably requested by Tenant. Any such certificate may be relied upon by Tenant, any permitted assignee or subtenant of Tenant, or any purchaser of or lender to Tenant.
17.2 Financial Statements. At any time during the Lease Term, Landlord may require Tenant to provide Landlord with a current financial statement and financial statements of the two (2) years prior to the current financial statement year. Such statements shall be prepared in accordance with generally accepted accounting principles and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant. Tenant's delivery of any such financials may, at Tenant's option, be conditioned on Tenant's receipt of a commercially reasonable confidentiality agreement with respect to the same.

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ARTICLE 18
SUBORDINATION
This Lease shall be subject and subordinate to all present and future ground or underlying leases of the Building or Project and to the lien of any mortgage, trust deed or other financial encumbrances now or hereafter in force against the Building or Project or any part thereof, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages, trust deeds or other financial encumbrances, or the lessors under such ground lease or underlying leases, require in writing that this Lease be superior thereto; provided that, with respect to any mortgage, deed of trust or other financial encumbrance hereafter granted, the subordination of the Lease to any such mortgage or deed of trust shall be conditioned on Landlord providing to Tenant a written, recordable subordination, non-disturbance and attornment agreement from such mortgagee in a commercially reasonable form. Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage or deed in lieu thereof (or if any ground lease is terminated), to attorn, without any deductions or set-offs whatsoever, to the lienholder or purchaser or any successors thereto upon any such foreclosure sale or deed in lieu thereof (or to the ground lessor), if so requested to do so by such purchaser or lienholder or ground lessor, and to recognize such purchaser or lienholder or ground lessor as the lessor under this Lease, provided such lienholder or purchaser or ground lessor shall agree to accept this Lease and not disturb Tenant's occupancy, so long as Tenant timely pays the rent and observes and performs the terms, covenants and conditions of this Lease to be observed and performed by Tenant. Landlord's interest herein may be assigned as security at any time to any lienholder. Tenant shall, within ten (10) days of request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases. Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale. Landlord hereby represents and warrants to Tenant that there is no mortgage or trust deed now in force against the Building or Project or any part thereof.
ARTICLE 19
DEFAULTS; REMEDIES
19.1 Events of Default. The occurrence of any of the following shall constitute a default of this Lease by Tenant:
19.1.1 Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, within five (5) business days after notice that the same is overdue; or
19.1.2 Any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30) day period, Tenant shall not be deemed to be in Default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure such default; or
19.1.3 The failure by Tenant to observe or perform according to the provisions of Articles 5, 1.14, 17 or 18 of this Lease where such failure continues for more than five (5) business days after notice from Landlord; provided that if the nature of such default is such that the same cannot reasonably be cured within a ten (10) day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure such default.
The notice periods provided herein are in lieu of, and not in addition to, any notice periods provided by law.

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19.2  Remedies Upon Default. Upon the occurrence of any default by tenant (beyond the expiration of any applicable notice and cure period expressly set forth in this Lease), Landlord shall have, in addition to any other remedies available to Landlord at law or in equity (all of which remedies shall be distinct, separate and cumulative), the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.
19.2.1 Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, all in compliance with applicable laws, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following:
(i) The worth at the time of award of the unpaid rent which has been earned at the time of such termination; plus
(ii) The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus
(iii) The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus
(iv) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and
(v) At Landlord's election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.
The term "rent" as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Sections 19.2.l(i) and (ii) above, the "worth at the time of award" shall be computed by allowing interest at the rate set forth in Article 25 of this Lease, but in no case greater than the maximum amount of such interest permitted by law. As used in Section 19.2.l(iii) above, the "worth at the time of award" shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).
19.2.2 Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee's breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant (beyond the expiration of any applicable notice and cure period expressly set forth in this Lease), Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.
19.2.3 Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under Sections 19.2.1 and 19.2.2, above, or any law or other provision of this Lease), without prior demand or notice except as required by applicable law, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof.

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19.3 Subleases of Tenant. If Landlord elects to terminate this Lease on account of any default by tenant (beyond the expiration of any applicable notice and cure period expressly set forth in this Lease), as set forth in this Article 19, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord's sole discretion, succeed to Tenant's interest in such subleases, licenses, concessions or arrangements. In the event of Landlord's election to succeed to Tenant's interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.
19.4 Efforts to Relet. No re-entry or repossession, repairs, maintenance, changes, alterations and additions, reletting, appointment of a receiver to protect Landlord's interests hereunder, or any other action or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant's right to possession, or to accept a surrender of the Premises, nor shall same operate to release Tenant in whole or in part from any of Tenant's obligations hereunder, unless express written notice of such intention is sent by Landlord to Tenant. Tenant hereby irrevocably waives any right otherwise available under any law to redeem or reinstate this Lease.
ARTICLE 20
COVENANT OF QUIET ENJOYMENT
Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other terms, covenants, conditions, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed (all within applicable notice and cure periods), shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof without interference by Landlord or any persons lawfully claiming by or through Landlord. The foregoing covenant is in lieu of any other covenant express or implied.
ARTICLE21
SECURITY DEPOSIT; LETTER OF CREDIT
21.1 Security Deposit. Concurrently with Tenant's execution of this Lease, Tenant shall deposit with Landlord a security deposit (the "Security Deposit") in the amount set forth in Section 8 of the Summary, as security for the faithful performance by Tenant of all of its obligations under this Lease. If Tenant Defaults with respect to any provisions of this Lease (beyond the expiration of any applicable notice and cure period expressly set forth in this Lease), including, but not limited to, the provisions relating to the payment of Rent, the removal of property and the repair of resultant damage, Landlord may, without notice to Tenant, but shall not be required to apply all or any part of the Security Deposit for the payment of any Rent or any other sum in Default and Tenant shall, within ten (10) business days after demand therefor, restore the Security Deposit to its original amount. Any unapplied portion of the Security Deposit shall be returned to Tenant within forty-five (45) days following the expiration of the Lease Term. Tenant shall not be entitled to any interest on the Security Deposit. Tenant hereby irrevocably waives and relinquishes any and all rights, benefits, or protections, if any, Tenant now has, or in the future may have, under Section 1950.7 of the California Civil Code, any successor statute, and all other similar provisions of law, now or hereafter in effect, including, but not limited to, any provision of law which (i) establishes the time frame by which a landlord must refund a security deposit under a lease, and/or (ii) provides that a landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by a tenant or to clean the subject premises. Tenant acknowledges and agrees that (a) any statutory time frames for the return of a security deposit are superseded by the express period identified in this Article 21 , above, and (b) rather than be so limited, Landlord may claim from the Security Deposit (1) any and all sums expressly identified in this Article 21 , above, and (2) any additional sums reasonably necessary to compensate Landlord for any and all losses or damages caused by Tenant's Default of this Lease (beyond the expiration of any applicable notice and cure period expressly set forth in this Lease), including, but not limited to, all damages or rent due upon termination of Lease pursuant to Section 1951.2 of the California Civil Code.

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21.2 Delivery of Letter of Credit. In lieu of the Security Deposit, Tenant may deliver to Landlord, concurrently with Tenant's execution of this Lease, an unconditional, clean, irrevocable letter of credit (the "L-C") in the amount set forth in Section 21.3 below (the "L-C Amount"), which L-C shall be issued by a money-center, solvent and nationally recognized bank (a bank which accepts deposits, maintains accounts, has a local California office which will negotiate a letter of credit, and whose deposits are insured by the FDIC) reasonably acceptable to Landlord (such approved, issuing bank being referred to herein as the "Bank"), which Bank must have a short term Fitch Rating which is not less than "Fl", and a long term Fitch Rating which is not less than "A"(or in the event such Fitch Ratings are no longer available, a comparable rating from Standard and Poor's Professional Rating Service or Moody's Professional Rating Service) (collectively, the "Bank's Credit Rating Threshold"), and which L-C shall be in the form of Exhibit H, attached hereto. Tenant shall pay all expenses, points and/or fees incurred by Tenant in obtaining the L-C. The L-C shall (i) be "callable" at sight, irrevocable and unconditional, (ii) be maintained in effect, whether through renewal or extension, for the period commencing on the date of this Lease and continuing until the date (the "L-C Expiration Date") that is no less than one hundred twenty (120) days after the expiration of the Lease Term, and Tenant shall deliver a new L-C or certificate of renewal or extension to Landlord at least sixty (60) days prior to the expiration of the L-C then held by Landlord, without any action whatsoever on the part of Landlord, (iii) be fully assignable by Landlord, its successors and assigns, (iv) permit partial draws and multiple presentations and drawings, and (v) be otherwise subject to the Uniform Customs and Practices for Documentary Credits (1993-Rev), International Chamber of Commerce Publication #600, or the International Standby Practices ISP 98, International Chamber of Commerce Publication #590. Landlord, or its then managing agent, shall have the right to draw down an amount up to the face amount of the L-C if any of the following shall have occurred or be applicable: (A) such amount is due to Landlord under the terms and conditions of this Lease, or (8) Tenant has filed a voluntary petition under the U.S. Bankruptcy Code or any state bankruptcy code (collectively, "Bankruptcy Code"), or (C) an involuntary petition has been filed against Tenant under the Bankruptcy Code, or (D) the Bank has notified Landlord that the L-C will not be renewed or extended through the L-C Expiration Date, or (E) Tenant is placed into receivership or conservatorship, or becomes subject to similar proceedings under Federal or State law, or (F) Tenant executes an assignment for the benefit of creditors, or (G) if (1) any of the Bank's Fitch Ratings (or other comparable ratings to the extent the Fitch Ratings are no longer available) have been reduced below the Bank's Credit Rating Threshold, or (2) there is otherwise a material adverse change in the financial condition of the Bank, and Tenant has failed to provide Landlord with a replacement letter of credit, conforming in all respects to the requirements of this Article 21 (including, but not limited to, the requirements placed on the iss uing Bank more particularly set forth in this Section 21.1 above), in the amount of the applicable L-C Amount, within ten (10) days following Landlord's written demand therefor (with no other notice or cure or grace period being applicable thereto, notwithstanding anything in this Lease to the contrary) (each of the foregoing being an "L-C Draw Event"). The L-C shall be honored by the Bank regardless of whether Tenant disputes Landlord's right to draw upon the L-C. In addition, in the event the Bank is placed into receivership or conservatorship by the Federal Deposit Insurance Corporation or any successor or similar entity, then, effective as of the date such receivership or conservatorship occurs, said L-C shall be deemed to fail to meet the requirements of this Article 21, and, within ten (10) days following Landlord's notice to Tenant of such receivership or conservatorship (the "L-C FDIC Replacement Notice"), Tenant shall replace such L-C with a substitute letter of credit from a different issuer (which issuer shall meet or exceed the Bank's Credit Rating Threshold and shall otherwise be acceptable to Landlord in its reasonable discretion) and that complies in all respects with the requirements of this Article 21. If Tenant fails to replace such L-C with such conforming, substitute letter of credit pursuant to the terms and conditions of this Section 21.1, then, notwithstanding anything in this Lease to the contrary, Landlord shall have the right to declare Tenant in default of this Lease for which there shall be no notice or grace or cure periods being applicable thereto (other than the aforesaid ten (10) day period). Tenant shall be responsible for the payment of any and all costs incurred with the review of any replacement L-C (including without limitation Landlord's reasonable attorneys' fees), which replacement is required pursuant to this Section or is otherwise requested by Tenant.
21.3 Application of L-C. Tenant hereby acknowledges and agrees that Landlord is entering into this Lease in material reliance upon the ability of Landlord to draw upon the L-C upon the occurrence of any L-C Draw Event. In the event of any L-C Draw Event, Landlord may, but without obligation to do so, and without notice to Tenant, draw upon the L-C, in part or in whole, to cure any such L-C Draw Event and/or to compensate Landlord for any and all damages of any kind or nature sustained or which Landlord reasonably estimates that it will sustain resulting from Tenant's breach or default of the Lease (beyond the expiration of any applicable notice and cure period expressly set forth in this Lease) or other L-C Draw Event and/or to compensate Landlord for any and all

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damages arising out of, or incurred in connection with, the termination of this Lease, including, without limitation, those specifically identified in Section 1951.2 of the California Civil Code. The use, application or retention of the L-C, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by any applicable law, it being intended that Landlord shall not first be required to proceed against the L-C, and such L-C shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. Tenant agrees not to interfere in any way with payment to Landlord of the proceeds of the L-C, either prior to or following a "draw" by Landlord of any portion of the L-C, regardless of whether any dispute exists between Tenant and Landlord as to Landlord's right to draw upon the L-C. No condition or term of this Lease shall be deemed to render the L-C conditional to justify the issuer of the L-C in failing to honor a drawing upon such L-C in a timely manner. Tenant agrees and acknowledges that (i) the L-C constitutes a separate and independent contract between Landlord and the Bank, (ii) Tenant is not a third party beneficiary of such contract, (iii) Tenant has no property interest whatsoever in the L-C or the proceeds thereof, and (iv) in the event Tenant becomes a debtor under any chapter of the Bankruptcy Code, Tenant is placed into receivership or conservatorship, and/or there is an event of a receivership, conservatorship or a bankruptcy filing by, or on behalf of, Tenant, neither Tenant, any trustee, nor Tenant's bankruptcy estate shall have any right to restrict or limit Landlord's claim and/or rights to the L-C and/or the proceeds thereof by application of Section 502(b)(6) of the U.S . Bankruptcy Code or otherwise.
21.4 In General. If, as a result of any drawing by Landlord of all or any portion of the L-C, the amount of the L-C shall be less than the L-C Amount, Tenant shall, within five (5) days thereafter, provide Landlord with additional letter(s) of credit in an amount equal to the deficiency, and any such additional letter(s) of credit shall comply with all of the provisions of this Article 21. Tenant further covenants and warrants that it will neither assign nor encumber the L-C or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. Without limiting the generality of the foregoing, if the L-C expires earlier than the L-C Expiration Date, Landlord will accept a renewal thereof (such renewal letter of credit to be in effect and delivered to Landlord, as applicable, not later than sixty (60) days prior to the expiration of the L-C), which shall be irrevocable and automatically renewable as above provided through the L-C Expiration Date upon the same terms as the expiring L-C or such other terms as may be acceptable to Landlord in its sole discretion. However, if the L-C is not timely renewed, or if Tenant fails to maintain the L-C in the amount and in accordance with the terms set forth in this Article 21, Landlord shall have the right to either (x) present the L-C to the Bank in accordance with the terms of this Article 21, and the proceeds of the L-C may be applied by Landlord against any Rent payable by Tenant under this Lease that is not paid when due and/or to pay for all losses and damages that Landlord has suffered or that Landlord reasonably estimates that it will suffer as a result of any breach or default by Tenant under this Lease (beyond the expiration of any applicable notice and cure period expressly set forth in this Lease), or (y) pursue its remedy under Section 21.3.3 below. In the event Landlord elects to exercise its rights under the foregoing item (x), (I) any unused proceeds shall constitute the property of Landlord (and not Tenant's property or, in the event of a receivership, conservatorship, or a bankruptcy filing by Tenant, property of such receivership, conservatorship or Tenant's bankruptcy estate) and need not be segregated from Landlord's other assets, and (II) Landlord agrees to pay to Tenant within thirty (30) days after the L-C Expiration Date the amount of any proceeds of the L-C received by Landlord and not applied against any Rent payable by Tenant under this Lease that was not paid when due or used to pay for any losses and/or damages suffered by Landlord (or reasonably estimated by Landlord that it will suffer) as a result of any breach or default by Tenant under this Lease (beyond the expiration of any applicable notice and cure period expressly set forth in this Lease); provided, however, that if prior to the L-C Expiration Date a voluntary petition is filed by Tenant, or an involuntary petition is filed against Tenant by any of Tenant's creditors, under the Bankruptcy Code, then Landlord shall not be obligated to make such payment in the amount of the unused L-C proceeds until either all preference issues relating to payments under this Lease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed.
2 1.5 L-C Not a Security Deposit. Landlord and Tenant (1) acknowledge and agree that in no event or circumstance shall the L-C or any renewal thereof or substitute therefor or any proceeds thereof be deemed to be or treated as a "security deposit" under any law applicable to security deposits in the commercial context, including, but not limited to, Section 1950.7 of the California Civil Code, as such Section now exists or as it may be hereafter amended or succeeded (the "Security Deposit Laws"), (2) acknowledge and agree that the L-C (including any renewal thereof or substitute therefor or any proceeds thereof) is not intended to serve as a security deposit, and the Security Deposit Laws shall have no applicability or relevancy thereto, and (3) waive any and all rights, duties and

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obligations that any such party may now, or in the future will, have relating to or arising from the Security Deposit Laws. Tenant hereby irrevocably waives and relinquishes the provisions of Section 1950.7 of the California Civil Code and any successor statue, and all other provisions of law, now or hereafter in effect, which (x) establish the time frame by which a landlord must refund a security deposit under a lease, and/or (y) provide that a landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by a tenant or to clean the premises, it being agreed that Landlord may, in addition, claim those sums specified in this Article 21 and/or those sums reasonably necessary to (a) compensate Landlord for any loss or damage caused by Tenant's breach of this Lease (beyond the expiration of any applicable notice and cure period expressly set forth in this Lease), including any damages Landlord suffers following termination of this Lease, and/or (b) compensate Landlord for any and all damages arising out of, or incurred in connection with, the termination of this Lease, including, without limitation, those specifically identified in Section 1951.2 of the California Civil Code.
ARTICLE 22
LANDLORD DEFAULT
Notwithstanding any provision to the contrary contained in this Lease, Landlord shall not be in default in the performance of any obligation required to be performed by Landlord pursuant to this Lease unless Landlord fails to perform such obligation within thirty (30) days after the receipt of written notice from Tenant specifying in detail Landlord's failure to perform; provided, however, if the nature of Landlord's obligation is such that more than thirty (30) days are reasonably required for its performance, then Landlord shall not be in default under this Lease if it shall commence such performance within such thirty (30) day period and thereafter diligently pursue the same to completion. Upon any such default by Landlord under this Lease, Tenant may, except as otherwise specifically provided in this Lease to the contrary, exercise any of its rights provided at law or in equity.
ARTICLE 23
SIGNS
23.1 Signage. Subject to Landlord's prior written approval, which shall not be unreasonably withheld, conditioned, or delayed, and provided all signs are in keeping with the quality, design and style of the Building and Project, Tenant, at its sole cost and expense, may install identification signage (i) on one (1) panel, as designated by Landlord, on the existing monument sign located at the exterior of the Project, (ii) on the exterior door to the Building and in the lobby and common areas of the building (including internal directional and lobby identification signage and directory), and (iii) on the exterior of the Building, all in a manner and with signage approved in advance by Landlord and in keeping with the quality, design and style of the Building and Project. All permitted signs shall be maintained by Tenant at its expense in a first-class and safe condition and appearance. Upon the expiration or earlier termination of this Lease, Tenant shall remove all of its signs at Tenant's sole cost and expense. Tenant shall repair any damage to the Premises or Project, inside or outside, resulting from the erection, maintenance or removal of any signs by Tenant.
23.2 Prohibited Signage and Other Items. Any signs, notices, logos, pictures, names or advertisements which are installed and that have not been separately approved by Landlord may be removed without notice by Landlord at the sole expense of Tenant. Except as provided in Section 23.l, Tenant may not install any signs on the exterior or roof of the Project or the Common Areas. Any signs, window coverings, or blinds (even if the same are located behind the Landlord-approved window coverings for the Building), or other items visible from the exterior of the Premises or Building, shall be subject to the prior approval of Landlord, which shall not be unreasonably withheld, conditioned or delayed.

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ARTICLE 24
COMPLIANCE WITH LAW
Tenant shall not do anything or suffer anything to be done in or about the Premises or the Project which will in any way conflict with any law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated ("Applicable Laws"). Tenant shall, at its sole cost and expense, promptly comply with any Applicable Laws which relate to (i) Tenant's use of the Premises, (ii) any Alterations made by Tenant to the Premises, or (iii) the Base Building, but as to the Base Building, only to the extent such obligations are triggered by Alterations made by Tenant to the Premises. Should any standard or regulation now or hereafter be imposed on Tenant by a state, federal or local governmental body charged with the establishment, regulation and enforcement of occupational, health or safety standards for employers or employees, then Tenant agrees, at its sole cost and expense, to comply promptly with such standards or regulations. Tenant shall be responsible, at its sole cost and expense, to make all alterations to the Premises as are required to comply with the governmental rules, regulations, requirements or standards described in the preceding sentence. The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant. Landlord shall comply with all Applicable Laws relating to the Project (including the Common Areas), and Base Building, provided that compliance with such Applicable Laws is not the responsibility of Tenant under this Lease, and provided further that Landlord's failure to comply therewith would prohibit Tenant from obtaining or maintaining a certificate of occupancy for the Premises, or would unreasonably and materially affect the safety of Tenant's employees or create a significant health hazard for Tenant's employees. Landlord shall be permitted to include in Operating Expenses any costs or expenses incurred by Landlord under this Article 24 to the extent consistent with the terms of Section 4.2.3 and 5.3, above.
ARTICLE 25
LATE CHARGES
If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord's designee within five (5) business days after Tenant's receipt of written notice from Landlord that said amount is due, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of the overdue amount plus any reasonable attorneys' fees incurred by Landlord by reason of Tenant's failure to pay Rent and/or other charges when due hereunder. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord's other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord's remedies in any manner. In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid within ten (10) days after the date they are due shall bear interest from the date when due until paid at a rate per annum equal to the lesser of (i) the annual "Bank Prime Loan" rate cited in the Federal Reserve Statistical Release Publication G .13(415) , published on the first Tuesday of each calendar month (or such other comparable index as Landlord and Tenant shall reasonably agree upon if such rate ceases to be published) plus two (2) percentage points, and (ii) the highest rate permitted by applicable law.
ARTICLE 26
LANDLORD'S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT
26.1 Landlord's Cure. All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant's sole cost and expense and without any reduction of Rent, except to the extent, if any, otherwise expressly provided herein. If Tenant shall fail to perform any obligation under this Lease, and such failure shall continue beyond applicable notice and cure periods, Landlord may, but shall not be obligated to, make any such payment or perform any such act on Tenant's part without waiving its rights based upon any default of Tenant and without releasing Tenant from any obligations hereunder.
26.2 Tenant's Reimbursement. Except as may be specifically provided to the contrary in this Lease, Tenant shall pay to Landlord, within ten (10) business days after delivery by Landlord to Tenant of statements

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therefor, sums equal to expenditures reasonably made and obligations reasonably incurred by Landlord in connection with the remedying by Landlord of Tenant's defaults pursuant to the provisions of Section 26.1. Tenant's obligations under this Section 26.2 shall survive the expiration or sooner termination of the Lease Term.
ARTICLE27
ENTRY BY LANDLORD
Landlord reserves the right at all reasonable times and upon not less than 24 hour prior notice to Tenant (except in the case of an emergency) to enter the Premises to (i) inspect them; (ii) show the Premises to prospective purchasers, or to current or prospective mortgagees, ground or underlying lessors or insurers or, during the last nine (9) months of the Lease Term, to prospective tenants; (iii) post notices of nonresponsibility (to the extent applicable pursuant to then applicable law); or (iv) alter, improve or repair the Premises or the Building, or for structural alterations, repairs or improvements to the Building or the Building's systems and equipment or (v) perform services required of Landlord hereunder. Notwithstanding anything to the contrary contained in this Article 27, Landlord may enter the Premises at any time to (A) take possession due to any breach of this Lease in the manner provided herein and in compliance with Applicable Laws; and (B) perform any covenants of Tenant which Tenant fails, after notice and a reasonable opportunity to cure, to perform. Landlord may make any such entries without the abatement of Rent, except as otherwise provided in this Lease, and may take such reasonable steps as required to accomplish the stated purposes. In connection with any such entry, Landlord shall use commercially reasonable efforts to minimize interference with Tenant's use of and business conducted in the Premises. Except with respect to personal injury or property damage to the extent caused by the gross negligence or intentional acts of Landlord or Landlord Parties, Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant's business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby. For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises, excluding Tenant's vaults, safes and special security areas designated in advance by Tenant. In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises. Any entry into the Premises by Landlord in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises. No provision of this Lease shall be construed as obligating Landlord to perform any repairs, alterations or decorations except as otherwise expressly agreed to be performed by Landlord herein.
ARTICLE28
TENANT PARKING
Commencing on the Lease Commencement Date, Tenant shall have the right, at no additional charge, to use the amount of parking set forth in Section 9 of the Summary, throughout the Lease Term in the on-site parking facility (or facilities) which serve the Project. Tenant shall be responsible for the full amount of any taxes imposed by any governmental authority in connection with the renting of such parking passes by Tenant or the use of the parking facility by Tenant. Tenant's continued right to use the Project parking is conditioned upon Tenant abiding by all reasonable rules and regulations which are prescribed from time to time for the orderly operation and use of the parking facility where the parking is located (including any sticker or other identification system established by Landlord and the prohibition of vehicle repair and maintenance activities in the parking facilities), Tenant's cooperation in seeing that Tenant's employees and visitors also comply with such rules and regulations. Tenant's use of the Project parking facility shall be at Tenant's sole risk and Tenant acknowledges and agrees that Landlord shall have no liability whatsoever for damage to the vehicles of Tenant, its employees and/or visitors, or for other personal injury or property damage or theft relating to or connected with the parking rights granted herein or any of Tenant's, its employees' and/or visitors' use of the parking facilities. Tenant's rights hereunder are subject to the terms of any Underlying Documents now in effect. Landlord specifically reserves the right to change the size, configuration, design, layout, location and all other aspects of the parking facility serving the Project at any time and Tenant acknowledges and agrees that, so long as Tenant's access to and use of the Premises is not thereby materially impaired, Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease, from time to time, temporarily close-off or restrict access to the Project parking facility for purposes of

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permitting or facilitating any such construction, alteration or improvements. In connection with any such actions, Landlord shall use commercially reasonable efforts to minimize interference with Tenant's use of the Project parking areas. Landlord reserves the right to require attended parking from time to time. Landlord may delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control attributed hereby to the Landlord. The parking passes are provided to Tenant solely for use by Tenant's own personnel and such passes may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord's prior approval.
ARTICLE 29
MISCELLANEOUS PROVISIONS
29.l Terms; Captions. The words "Landlord" and "Tenant" as used herein shall include the plural as well as the singular. The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed. Except as otherwise explicitly specified to the contrary or unless the context clearly requires otherwise, the word "including" will be construed as "including without limitation". The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.
29.2 Binding Effect. Subject to all other provisions of this Lease, each of the covenants, conditions and provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective heirs, personal representatives, successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.
29.3 No Air Rights. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time any windows of the Premises are temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Project, the same shall be without liability to Landlord and without any reduction or diminution of Tenant's obligations under this Lease.
29.4 Modification of Lease. Should any current or prospective mortgagee or ground lessor for the Building or Project require a modification of this Lease, which modification will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are reasonably required therefor and to deliver the same to Landlord within fifteen (15) business days following a request therefor. At the request of Landlord or any mortgagee or ground lessor, Tenant agrees to execute a short form of Lease, in form and substance reasonably acceptable to Tenant, and deliver the same to Landlord within fifteen (15) business days following the request therefor.
29.5 Transfer of Landlord's Interest. Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Project or Building and in this Lease, and Tenant agrees that in the event of any such transfer, Landlord shall automatically be released from all liability under this Lease accruing from and after the date of such transfer and Tenant agrees to look solely to such transferee for the performance of Landlord's obligations hereunder after the date of transfer, provided that such transferee shall be have fully assumed and shall be liable for all obligations of this Lease to be performed by Landlord, including the return of any Security Deposit, and Tenant shall attorn to such transferee.
29.6 Prohibition Against Recording. Except as provided in Section 29.4 of this Lease, neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant.
29.7 Landlord's Title. Landlord's title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord.

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29.8 Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership,joint venturer or any association between Landlord and Tenant other than as landlord and tenant hereunder.
29.9 Application of Payments. If Tenant is in default under this Lease (beyond the expiration of any applicable notice and cure period expressly set forth in this Lease), Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant's designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.
29.10 Time of Essence. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.
29.11 Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.
29.12 No Warranty. In executing and delivering this Lease, Tenant has not relied on any representations, except as expressly set forth in this Lease, including, but not limited to, any representation as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the exhibits attached hereto.
29.13 Landlord Exculpation. The liability of Landlord or the Landlord Parties to Tenant for any default by Landlord under this Lease or arising in connection herewith or with Landlord's operation, management, leasing, repair, renovation, alteration or any other matter relating to the Project or the Premises shall be limited solely and exclusively to an amount which is equal to the interest of Landlord in the Project. Neither Landlord, nor any of the Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. The limitations of liability contained in this Section 29.13 shall inure to the benefit of Landlord's and the Landlord Parties' present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns. Under no circumstances shall any present or future partner of Landlord (if Landlord is a partnership), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust), have any liability for the performance of Landlord's obligations under this Lease. Notwithstanding any contrary provision herein, neither Landlord nor the Landlord Parties shall be liable under any circumstances for injury or damage to, or interference with, Tenant's business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring, or loss to inventory, scientific research, scientific experiments, laboratory animals, products, specimens, samples, and/or scientific, business, accounting and other records of every kind and description kept at the premises and any and all income derived or derivable therefrom.
29.14 Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease constitutes the parties' entire agreement with respect to the leasing of the Premises and supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. None of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto.
29.15 Right to Lease. Landlord reserves the absolute right to effect such other tenancies in the Project as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Building or Project. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Building or Project.

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29.16 Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, acts of war, terrorist acts, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to the payment of monetary obligation (including Rent) pursuant to this Lease (collectively, a "Force Majeure"), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party's performance caused by a Force Majeure.
29.l7 Waiver of Redemption by Tenant. Tenant hereby waives, for Tenant and for all those claiming under Tenant, any and all rights now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant's right of occupancy of the Premises after any termination of this Lease pursuant to the terms hereof.
29.18 Notices. All notices, demands, statements, designations, approvals or other communications (collectively, "Notices") given or required to be given by either party to the other hereunder or by law shall be in writing, shall be (A) sent by United States certified or registered mail, postage prepaid, return receipt requested ("Mail"), (B) transmitted by telecopy, if such telecopy is contemporaneously followed by a Notice sent by Mail, (C) delivered by a nationally recognized overnight courier, or (D) delivered personally. Any Notice shall be sent, transmitted, or delivered, as the case may be, to Tenant at the appropriate address set forth in Section 10 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord, or to Landlord at the addresses set forth below, or to such other places as Landlord may from time to time designate in a Notice to Tenant. Any Notice will be deemed given (i) three (3) days after the date it is posted if sent by Mail, (ii) the date the telecopy is transmitted, (iii) the date the overnight courier delivery is made, or (iv) the date personal delivery is made. As of the date of this Lease, any Notices to Landlord must be sent, transmitted, or delivered, as the case may be, to the following addresses:
HCP LS Redwood City, LLC
c/o HCP Estates USA Inc.
444 North Michigan Avenue, Suite 3230
Chicago, IL 60611
Attn: Randy Rohner
Fax: (312) 755-0717
with a copy to:
HCP LS Redwood City, LLC
c/o HCP, Inc.
3760 Kilroy Airport Way, Suite 300
Long Beach, CA 90806-2473
Attn: Legal Department
Fax: (562) 733-5219
and:
HCP Life Science Estates
400 Oyster Point Boulevard, Suite 409
South San Francisco, CA 94080
Attention: Jon Bergschneider
and
Allen Matkins Leck Gamble Mallory & Natsis LLP
1901 Avenue of the Stars

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Suite 1800
Los Angeles, California 90067
Attention: Anton N. Natsis, Esq.
29.19 Joint and Several. If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.
29.20 Authority. If Tenant is a corporation, trust or partnership, each individual executing this Lease on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in the State of California and that Tenant has full right and authority to execute and deliver this Lease and that each person signing on behalf of Tenant is authorized to do so.
29.21 Attorneys' Fees. In the event that either Landlord or Tenant should bring suit for the possession of the Premises, for the recovery of any sum due under this Lease, to interpret the Lease, or because of the breach of any provision of this Lease or for any other relief against the other, then all costs and expenses, including reasonable attorneys' fees, incurred by the prevailing party therein shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment.
29.22 Governing Law; WAIVER OF TRIAL BY JURY. This Lease shall be construed and enforced in accordance with the laws of the State of California. IN ANY ACTION OR PROCEEDING ARISING HEREFROM, LANDLORD AND TENANT HEREBY CONSENT TO (I) THE JURISDICTION OF ANY COMPETENT COURT WITHIN THE STATE OF CALIFORNIA, (II) SERVICE OF PROCESS BY ANY MEANS AUTHORIZED BY CALIFORNIA LAW, AND (III) IN THE INTEREST OF SAVING TIME AND EXPENSE, TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT'S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY.
29.23 Submission of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of, option for or option to lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.
29.24 Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 12 of the Summary (the "Brokers"), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party. Landlord shall be responsible to pay the Brokers any compensation, commissions or charges payable in connection with this Lease. The terms of this Section 29.24 shall survive the expiration or earlier termination of the Lease Term.
29.25 Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord's expense or to any setoff of the Rent or other amounts owing hereunder against Landlord.
29.26 Project or Building Name, Address and Signage. Landlord shall have the right at any time to change the name and/or address of the Project or Building and to install, affix and maintain any and all signs on the exterior and on the interior of the Project or Building as Landlord may, in Landlord's sole discretion, desire. Tenant shall not use the name of the Project or Building or use pictures or illustrations of the Project or Building in

-44-	[HCP LIFE SCIENCES] [BRITANNIA SEAPORT CENTRE] [Pulmonx, Inc.]

advertising or other publicity or for any purpose other than as the address of the business to be conducted by Tenant in the Premises, without the prior written consent of Landlord.
29.27 Counterparts. This Lease may be executed in counterparts with the same effect as if both parties hereto had executed the same document. Both counterparts shall be construed together and shall constitute a single lease.
29.28 Confidentiality. Tenant acknowledges that the content of this Lease and any related documents are confidential information (to the extent such information is not public). Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity, except (i) as provided in Section 29.6 above, (ii) to Tenant's officers, directors, employees, agents, advisors, representatives and consultants who have been informed of the confidential nature of such information, (iii) if Tenant is required to be disclosed such information by law or by judicial or administrative process or (iv) in connection with any enforcement of the terms of this Lease in any legal or arbitration proceeding.
29.29 Development of the Project.
29.29.1 Subdivision. So long as Tenant's rights and obligations hereunder are not materially adversely affected, Landlord reserves the right to subdivide all or a portion of the buildings and Common Areas. Tenant agrees to execute and deliver, upon demand by Landlord and in the form reasonably requested by Landlord, any additional documents needed to conform this Lease to the circumstances resulting from a subdivision and any all maps in connection therewith. Notwithstanding anything to the contrary set forth in this Lease, the separate ownership of any buildings and/or Common Areas by an entity other than Landlord shall not affect the calculation of Direct Expenses or Tenant's payment of Tenant's Share of Direct Expenses.
29.29.2 Construction of Property. Tenant acknowledges that portions of the Project and/or the Other Improvements may be under construction following Tenant's occupancy of the Premises, and that such construction may result in levels of noise, dust, obstruction of access, etc. which are in excess of that present in a fully constructed project. Tenant hereby waives any and all rent offsets or claims of constructive eviction which may arise in connection with such construction. Landlord shall use commercially reasonable efforts to minimize interference with Tenant's use of and access to the Premises and parking areas in connection with any such construction.
29.30 No Violation. Tenant hereby warrants and represents that neither its execution of nor performance under this Lease shall cause Tenant to be in violation of any agreement, instrument, contract, law, rule or regulation by which Tenant is bound, and Tenant shall protect, defend, indemnify and hold Landlord harmless against any claims, demands, losses, damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys' fees and costs, arising from Tenant's breach of this warranty and representation.
29.31 Communications and Computer Lines. Tenant may install, maintain, replace, remove or use any communications or computer wires and cables serving the Premises (collectively, the "Lines"), provided that (i) Tenant shall obtain Landlord's prior written consent, use an experienced and qualified contractor approved in writing by Landlord, and comply with all of the other provisions of Articles 7 and 8 of this Lease, (ii) an acceptable number of spare Lines and space for additional Lines shall be maintained for existing and future occupants of the Project, as determined in Landlord's reasonable opinion, (iii) the Lines therefor (including riser cables) shall be appropriately insulated to prevent excessive electromagnetic fields or radiation, shall be surrounded by a protective conduit reasonably acceptable to Landlord, and shall be identified in accordance with the "Identification Requirements," as that term is set forth hereinbelow, (iv) any new or existing Lines servicing the Premises shall comply with all applicable governmental laws and regulations, (v) as a condition to permitting the installation of new Lines, Landlord may require that Tenant remove existing Lines located in or serving the Premises and repair any damage in connection with such removal, and (vi) Tenant shall pay all costs in connection therewith. All Lines shall be clearly marked with adhesive plastic labels (or plastic tags attached to such Lines with wire) to show Tenant's name, suite number, telephone number and the name of the person to contact in the case of an emergency (A) at reasonable intervals outside the Premises (specifically including, but not limited to, the electrical room risers and other Common Areas), and (B) at the Lines' termination point(s) (collectively, the "Identification Requirements").

-45-	[HCP LIFE SCIENCES] [BRITANNIA SEAPORT CENTRE] [Pulmonx, Inc.]

Landlord reserves the right, upon notice to Tenant prior to the expiration or earlier termination of this Lease, to require that Tenant, at Tenant's sole cost and expense, remove any Lines installed by or on behalf of Tenant located in or serving the Premises prior to the expiration or earlier termination of this Lease.
29.32 Rooftop Access. During the Lease Term Tenant shall have the right to access the building roof top for the purposes of maintaining the Building HVAC system, and for the installation and maintenance, at Tenant's sole cost and expense, but without the payment of any Rent or a license or similar fee or charge, of a satellite or microwave dish (not to exceed 24" in diameter) or antenna(s), or other equipment directly servicing the business conducted by Tenant from within the Premises (all such equipment, including non-telecommunication equipment is, for the sake of convenience, defined collectively as the "Telecommunications Equipment"). The installation of any Telecommunications Equipment, and any work by Tenant on the Building HY AC system, shall be subject to Landlord's prior written approval, which approval will not be unreasonably withheld, conditioned, or delayed, and Tenant shall provide detailed specifications to Landlord in connection therewith, and shall cooperate with Landlord to ensure that no work on the roof in connection therewith would damage the roof membrane or adversely affect any existing roof warranty. The particular location of any such Telecommunications Equipment shall be reasonably determined by Landlord, and Landlord may require Tenant to install screening around such Telecommunications Equipment, at Tenant's sole cost and expense, as reasonably determined by Landlord. Tenant shall maintain such Telecommunications Equipment, at Tenant's sole cost and expense. In the event Tenant elects to exercise its right to install the Telecommunication Equipment, then Tenant shall give Landlord prior notice thereof. Tenant shall remove any Telecommunications Equipment upon the expiration or earlier termination of this Lease and shall return the affected portion of the rooftop and the Building to the condition the rooftop and the Building would have been in had no such Telecommunications Equipment been installed (reasonable wear and tear and damage by fire or other casualty excepted). Such Telecommunications Equipment shall be installed pursuant to plans and specifications approved by Landlord, which approval will not be unreasonably withheld, conditioned, or delayed. Such Telecommunications Equipment shall, in all instances, comply with applicable laws.
IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

LANDLORD:			TENANT:

HCP LS REDWOOD CITY, LLC,			PULMONX, INC.,
a Delaware limited liability company			a California corporation

By:	HCP Estates USA Inc.,
	a Delaware corporation, its Manager		By:	/s/ NIYAZI BEYHAN
NIYAZI BEYHAN
	By:	/s/ John Bergschneider		Print Name
		John Bergschneider	Its:	EXEC VP & GM
Senior Vice president
By:

Print Name
Its:

-46-	[HCP LIFE SCIENCES] [BRITANNIA SEAPORT CENTRE] [Pulmonx, Inc.]

EXHIBIT A
BRITANNIA SEAPORT CENTRE
OUTLINE OF PREMISES

EXHIBIT A -1-	[HCP LIFE SCIENCES] [BRITANNIA SEAPORT CENTRE] [Pulmonx, Inc.]

EXHIBIT A-1
BRITANNIA SEAPORT CENTRE
PROJECT LEGAL DESCRIPTION
LOTS 1 THROUGH 7, INCLUSIVE, AS DESIGNATED ON THE MAP ENTITLED, "SEAPORT CENTER UNIT III, CITY OF REDWOOD CITY, SAN MATEO COUNTY, CALIFORNIA", FILED OCTOBER 15, 1987, IN VOLUME 117 OF MAPS, AT PAGES 17 THROUGH 21,
IN THE OFFICE OF THE RECORDER OF THE COUNTY OF SAN MATEO.
EXCEPTING FROM LOTS 1 THROUGH 5 AND LOT 7, THOSE CERTAIN IMPROVMENTS DESCRIBED IN THAT CERTAIN DEED OF CONVEYANCE FROM SEAPORT CENTRE VENTURE TO THE CITY OF REDWOOD CITY, DATED DECEMBER 16, 1985 AND RECORDED JANUARY 10, 1986, AS DOCUMENT NO. 86003623, SAN MATEO COUNTY RECORDS.
ASSESSORS' PARCEL NOS. 054-320-310 THROUGH 054-320-390
JOINT PLANT NOS. 117-017-000-0001 THROUGH 117-017-000-0007T

EXHIBIT A-1 -1-	[HCP LIFE SCIENCES] [BRITANNIA SEAPORT CENTRE] [Puhnonx, Inc.]

EXHIBIT B
BRITANN IA SEAPORT CENTRE
INTENTIONALLY OMITTED
EXHIBIT C
BRITANN IA SEAPORT CENTRE
NOTICE OF LEASE TERM DATES

To:

Re: Lease dated, __________________200_ between __________________, a_____________________ ("Landlord"), and__________________________, a ____________________________ ("Tenant") concerning Suite ___________ on floor(s)__________________of the building located at [INSERT BUILDING ADDRESS].
Gentlemen:
In accordance with the Lease (the "Lease"), we wish to advise you and/or confirm as follows:
1.The Lease Term shall commence on or has commenced on ________________ for a term of _______________ending on ________________.
2.Rent commenced to accrue on ________________, in the amount of ________________.
3.If the Lease Commencement Date is other than the first day of the month, the first billing will contain a pro rata adjustment. Each billing thereafter, with the exception of the final billing, shall be for the full amount of the monthly installment as provided for in the Lease.
4.Your rent checks should be made payable to ________________ at ________________.
5.The exact number of rentable square feet within the Premises is _______________ square feet.
6.Tenant's Share as adjusted based upon the exact number of usable square feet within the Premises is ___________________%.

"Landlord":
_________________________________, a _________________________________

By:
Its

EXHIBIT B -1-	[HCP LIFE SCIENCES] [BRITANNIA SEAPORT CENTRE] [Puhnonx, Inc.]

Agreed to and Accepted as
of ___________ , 200_.

"Tenant":
_________________________________, a _________________________________

By:
its

EXHIBIT C	[HCP LIFE SCIENCES] [BRITANNIA SEAPORT CENTRE] [Puhnonx, Inc.]

EXHIBIT D
BRITANNIA SEAPORT CENTRE
INTENTIONALLY OMITTED

EXHIBIT D -1-	[HCP LIFE SCIENCES] [BRITANNIA SEAPORT CENTRE] [Puhnonx, Inc.]

EXHIBIT E
BRITANNIA SEAPORT CENTRE
FORM OF TENANT'S ESTOPPEL CERTIFICATE
The undersigned as Tenant under that certain Office Lease (the "Lease") made and entered into as of ____________, 200_ by and between _________________ as Landlord, and the undersigned as Tenant, for Premises on the __________________floor(s) of the office building located at [INSERT BUILDING ADDRESS], certifies as follows:
1. Attached hereto as Exhibit A is a true and correct copy of the Lease and all amendments and modifications thereto. The documents contained in Exhibit A represent the entire agreement between the parties as to the Premises.
2. The undersigned currently occupies the Premises described in the Lease, the Lease Term commenced on ____________, and the Lease Term expires on ____________, and the undersigned has no option to terminate or cancel the Lease or to purchase all or any part of the Premises, the Building and/or the Project.
3. Base Rent became payable on ____________.
4. The Lease is in full force and effect and has not been modified, supplemented or amended in any way except as provided in Exhibit A.
5. Tenant has not transferred, assigned, or sublet any portion of the Premises nor entered into any license or concession agreements with respect thereto except as follows:
6. Intentionally Omitted.
7. All monthly installments of Base Rent, all Additional Rent and all monthly installments of estimated Additional Rent have been paid when due through ____________. The current monthly installment of Base Rent is $ _______________.
8. To Tenant's knowledge, all conditions of the Lease to be performed by Landlord necessary to the enforceability of the Lease have been satisfied and Landlord is not in default thereunder. In addition, the undersigned has not delivered any notice to Landlord regarding a default by Landlord thereunder. The Lease does not require Landlord to provide any rental concessions.
9. No rental has been paid more than thirty (30) days in advance and no security has been deposited with Landlord except as provided in the Lease. Neither Landlord, nor its successors or assigns, shall in any event be liable or responsible for, or with respect to, the retention, application and/or return to Tenant of any security deposit paid to any prior landlord of the Premises, whether or not still held by any such prior landlord, unless and until the party from whom the security deposit is being sought, whether it be a lender, or any of its successors or assigns, has actually received for its own account, as landlord, the full amount of such security deposit.
10. As of the date hereof, to the undersigned's knowledge, there are no existing defenses or offsets, or, to the undersigned's knowledge, claims or any basis for a claim, that the undersigned has against Landlord.

EXHIBIT E -1-	[HCP LIFE SCIENCES] [BRITANNIA SEAPORT CENTRE] [Puhnonx, Inc.]

11. If Tenant is a corporation or partnership, each individual executing this Estoppel Certificate on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Estoppel Certificate and that each person signing on behalf of Tenant is authorized to do so.
12. There are no actions pending against the undersigned under the bankruptcy or similar laws of the United States or any state.
13. Intentionally Omitted.
14. To the undersigned's knowledge, all tenant improvement work to be performed by Landlord under the Lease has been completed in accordance with the Lease and has been accepted by the undersigned and all reimbursements and allowances due to the undersigned under the Lease in connection with any tenant improvement work have been paid in full. All work (if any) in the common areas required by the Lease to be completed by Landlord (other than Landlord's ongoing repair and maintenance obligations under the Lease) has been completed and all parking spaces required by the Lease have been furnished and/or all parking ratios required by the Lease have been met.
The undersigned acknowledges that this Estoppel Certificate may be delivered to Landlord or to a prospective mortgagee or prospective purchaser, and acknowledges that said prospective mortgagee or prospective purchaser will be relying upon the statements contained herein in making the loan or acquiring the property of which the Premises are a part and that receipt by it of this certificate is a condition of making such loan or acquiring such property.
Executed at ________________ on the ______ day of ________________, 200_.

"Tenant":

a

By:
Its

By:
Its

EXHIBIT E -2-	[HCP LIFE SCIENCES] [BRITANNIA SEAPORT CENTRE] [Puhnonx, Inc.]

EXHIBIT F
MARKET RENT ANALYSIS
When determining Market Rent, the following rules and instructions shall be followed.
1. RELEVANT FACTORS. The "Market Rent," as used in this Lease, shall be derived from an analysis (as such derivation and analysis are set forth in this Exhibit F) of the "Net Equivalent Lease Rates," of the "Comparable Transactions". The "Market Rent," as used in this Lease, shall be equal to the annual rent per rentable square foot as would be applicable on the commencement of the Option Term at which tenants, are, pursuant to transactions consummated within the twelve (12) month period immediately preceding the first day of the Option Term (provided that timing adjustments shall be made to reflect any perceived changes which will occur in the Market Rent following the date of any particular Comparable Transaction up to the date of the commencement of the Option Term) leasing non-sublease, non-encumbered, non-equity space comparable in location and quality to the Premises and consisting of one full floor or greater transactions, for a comparable term, in an arm's-length transaction, which comparable space is located in the "Comparable Buildings," as that term is defined in Section 4, below (transactions satisfying the foregoing criteria shall be known as the "Comparable Transactions"). The terms of the Comparable Transactions shall be calculated as a Net Equivalent Lease Rate pursuant to the terms of this Exhibit F and shall take into consideration all relevant factors, including the following terms and concessions: (i) the rental rate and escalations for the Comparable Transactions, (ii) the amount of parking rent per parking permit paid in the Comparable Transactions, (iii) operating expense and tax escalation protection granted in such Comparable Transactions such as a base year or expense stop (although for each such Comparable Transaction the base rent shall be adjusted to a triple net base rent using reasonable estimates of operating expenses and taxes); (iv) tenant improvements or allowances provided or to be provided for such comparable space, taking into account, the value of the existing improvements, if any, in the Premises, such value of existing improvements to be based upon the age, quality and layout of the improvements and the extent to which the same could be utilized by general office users (as contrasted to the Tenant), and (v) rental abatement concessions, if any, being granted such tenants in connection with such comparable space; provided, however, that no consideration shall be given to (1) the fact that Landlord is or is not required to pay a real estate brokerage commission in connection with the applicable term or the fact that the Comparable Transactions do or do not involve the payment of real estate brokerage commissions, and (2) any period of rental abatement, if any, granted to tenants in Comparable Transactions in connection with the design, permitting and construction of tenant improvements in such comparable spaces. The Market Rent shall include adjustment of the stated size of the Premises, based upon the standards of measurement utilized in the Comparable Transactions. In no event shall Alterations or improvements constructed by Tenant at Tenant's cost be considered in determining the comparability of other space.
2. TENANT SECURITY. The Market Rent shall additionally include a determination as to whether, and if so to what extent, Tenant must provide Landlord with financial security, such as a letter of credit or guaranty, for Tenant's Rent obligations during the Option Term. Such determination shall be made by reviewing the extent of financial security then generally being imposed in Comparable Transactions from tenants of comparable financial condition and credit history to the then existing financial condition and credit history of Tenant (with appropriate adjustments to account for differences in the then-existing financial condition of Tenant and such other tenants).
3. TENANT IMPROVEMENT ALLOWANCE. If, in determining the Market Rent for an Option Term, Tenant is entitled to a tenant improvement or comparable allowance for the improvement of the Option Space (the "Option Term Tl Allowance"), Landlord may, at Landlord's sole option, elect to grant all or a portion of the Option Term TI Allowance in accordance with the following: (A) to grant some or all of the Option Term TI Allowance to Tenant in the form as described above (i.e., as an improvement allowance), and/or (B) to offset against the rental rate component of the Market Rent all or a portion of the Option Term TI Allowance (in which case such portion of the Option Term TI Allowance provided in the form of a rental offset shall not be granted to Tenant). To the extent Landlord elects not to grant the entire Option Term TI Allowance to Tenant as a tenant improvement allowance, the offset under item (B), above, shall equal the amount of the tenant improvement allowance not granted to Tenant as a tenant improvement allowance pursuant to the preceding sentence.

EXHIBIT F -1-	[HCP LIFE SCIENCES] [BRITANNIA SEAPORT CENTRE] [Puhnonx, Inc.]

4. COMPARABLE BUILDINGS. For purposes of this Lease, the term "Comparable Buildings" shall mean the Building and those certain other first-class life-science projects and spaces in Redwood City, California and the surrounding commercial area. With respect to Comparable Transactions that are not located in the Building, the Market Rent shall be adjusted, if necessary, to take into consideration the size, age, quality of construction and appearance of the Comparable Buildings as they the relate to the Building.
5. METHODOLOGY FOR REVIEWING AND COMPARING THE COMPARABLE TRANSACTIONS. In order to analyze the Comparable Transactions based on the factors to be considered in calculating Market Rent, and given that the Comparable Transactions may vary in terms of length or term, rental rate, concessions, etc., the following steps shall be taken into consideration to "adjust" the objective data from each of the Comparable Transactions. By taking this approach, a "Net Equivalent Lease Rate" for each of the Comparable Transactions shall be determined using the following steps to adjust the Comparable Transactions, which will allow for an "apples to apples" comparison of the Comparable Transactions.
5.1 The contractual rent payments for each of the Comparable Transactions should be arrayed monthly or annually over the lease term. All Comparable Transactions should be adjusted to simulate a net rent structure, wherein the tenant is responsible for the payment of all property operating expenses and taxes in a manner consistent with this Lease. This results in the estimate of Net Equivalent Rent received by each landlord for each Comparable Transaction being expressed as a periodic net rent payment.
5.2 Any free rent or similar inducements received over time should be deducted in the time period in which they occur, resulting in the net cash flow arrayed over the lease term.
5.3 The resultant net cash flow from the lease should be then discounted (using an annual discount rate equal to 8.0%) to the lease commencement date, resulting in a net present value estimate.
5.4 From the net present value, up front inducements (improvements allowances and other concessions) should be deducted. These items should be deducted directly, on a "dollar for dollar" basis, without discounting since they are typically incurred at lease commencement, while rent (which is discounted) is a future receipt.
5.5 The net present value should then amortized back over the lease term as a level monthly or annual net rent payment using the same annual discount rate of 8.0% used in the present value analysis. This calculation will result in a hypothetical level or even payment over the option period, termed the "Net Equivalent Lease Rate" (or constant equivalent in general financial terms).
6. USE OF NET EQUIVALENT LEASE RATES FOR COMPARABLE TRANSACTIONS. The Net Equivalent Lease Rates for the Comparable Transactions shall then be used to reconcile, in a manner usual and customary for a real estate appraisal process, to a conclusion of Market Rent which shall be stated as a Net Equivalent Lease Rate applicable to the Option Term.

EXHIBIT F -2-	[HCP LIFE SCIENCES] [BRITANNIA SEAPORT CENTRE] [Puhnonx, Inc.]

EXHIBIT G
BRITANNIA SEAPORT CENTRE
ENVIRONMENTAL QUESTIONNAIRE
ENVIRONMENTAL QUESTIONNAIRE
FOR COMMERCIAL AND INDUSTRIAL PROPERTIES

Property Name:

Property Address:
Instructions: The following questionnaire is to be completed by the Lessee representative with knowledge of the planned operations for the specified building/location. Please print clearly and attach additional sheets as necessary.
1.0 PROCESS INFORMATION
Describe planned use, and include brief description of manufacturing processes employed.

2.0 HAZARDOUS MATERIALS
Are hazardous materials used or stored? If so, continue with the next question. If not, go to Section 3.0.

2.1	Are any of the following materials handled on the Property?	Yes ☐ No ☐
(A material is handled if it is used, generated, processed, produced, packaged, treated, stored, emitted, discharged, or disposed.) If so, complete this section. If this question is not applicable, skip this section and go on to Section 5.0.

☐	Explosives	☐	Fuels	☐	Oils
☐	Solvents	☐	Oxidizers	☐	Organics/Inorganics
☐	Acids	☐	Bases	☐	Pesticides
☐	Gases	☐	PCBs	☐	Radioactive Materials
☐	Other (please specify)
2-2. If any of the groups of materials checked in Section 2.1, please list the specific material(s), use(s), and quantity of each chemical used or stored on the site in the Table below. If convenient, you may substitute a chemical inventory and list the uses of each of the chemicals in each category separately.

Material	Physical State (Solid, Liquid, or Gas)	Usage	Container Size	Number of Containers	Total Quantity

EXHIBIT G -1-	[HCP LIFE SCIENCES] [BRITANNIA SEAPORT CENTRE] [Puhnonx, Inc.]

Material	Physical State (Solid, Liquid, or Gas)	Usage	Container Size	Number of Containers	Total Quantity

2-3. Describe the planned storage area location(s) for these materials. Please include site maps and drawings as appropriate.

3.0 HAZARDOUS WASTES

Are hazardous wastes generated?	Yes ☐ No ☐
If yes, continue with the next question. Ifnot, skip this section and go to section 4.0.
3.1 Are any of the following wastes generated, handled, or disposed of (where applicable) on the Property?

☐	Hazardous wastes	☐	Industrial Wastewater
☐	Waste oils	☐	PCBs
☐	Air emissions	☐	Sludges
☐	Regulated Wastes	☐	Other (please specify)
3-2. List and quantify the materials identified in Question 3-1 of this section.

WASTE GENERATED	RCRA listed Waste?	SOURCE	APPROXIMATE MONTHLY QUANTITY	WASTE CHARACTERIZATION	DISPOSITION

3-3. Please include name, location, and permit number (e.g. EPA ID No.) for transporter and disposal facility, if applicable). Attach separate pages as necessary.

Transporter/Disposal Facility Name	Facility Location	Transporter (T) or Disposal (D) Facility	Permit Number

3-4.	Are pollution controls or monitoring employed in the process to prevent or minimize the release of wastes into the environment?
Yes ☐ No ☐

EXHIBIT G -2-	[HCP LIFE SCIENCES] [BRITANNIA SEAPORT CENTRE] [Puhnonx, Inc.]

3-5. If so, please describe.

4.0 USTS/ASTS
4.1 Are underground storage tanks (USTs), aboveground storage tanks (ASTs), or associated pipelines used for the storage of petroleum products, chemicals, or liquid wastes present on site (lease renewals) or required for planned operations (new tenants)?                Yes___ No___
If not, continue with section 5.0. If yes, please describe capacity, contents, age, type of the USTs or ASTs, as well any associated leak detection/spill prevention measures. Please attach additional pages if necessary.

Capacity	Contents	Year Installed	Type (Steel, Fiberglass, etc)	Associated Leak Detection / Spill Prevention Measures*

*Note: The following are examples of leak detection I spill prevention measures:
Integrity testing  Inventory reconciliation Leak detection system
Overfill spill protection Secondary containment Cathodic protection
4-2. Please provide copies of written tank integrity test results and/or monitoring documentation, if available.

4-3.	Are pollution controls or monitoring employed in the process to prevent or minimize the release of wastes into the environment?	Yes ☐ No ☐
4-4. If this Questionnaire is being completed for a lease renewal, and if any of the USTs/ASTs have leaked, please state the substance released, the media(s) impacted (e.g., soil, water, asphalt, etc.), the actions taken, and all remedial responses to the incident.

4-5.	If this Questionnaire is being completed for a lease renewal, have USTs/ASTs been removed from the Property?	Yes ☐ No ☐
If yes, please provide any official closure letters or reports and supporting documentation (e.g., analytical test results, remediation report results, etc.).

4-6.	For Lease renewals, are there any above or below ground pipelines on site used to transfer chemicals or wastes?	Yes ☐ No ☐
For new tenants, are installations of this type required for the planned operations?
Yes ☐ No ☐

EXHIBIT G -3-	[HCP LIFE SCIENCES] [BRITANNIA SEAPORT CENTRE] [Puhnonx, Inc.]

If yes to either question, please describe.

5.0 ASBESTOS CONTAINING BUILDING MATERIALS
Please be advised that an asbestos survey may have been performed at the Property. If provided, please review the information that identifies the locations of known asbestos containing material or presumed asbestos containing material. All personnel and appropriate subcontractors should be notified of the presence of these materials, and informed not to disturb these materials. Any activity that involves the disturbance or removal of these materials must be done by an appropriately trained individual/contractor.
6.0 REGULATORY

6-1.	Does the operation have or require a National PoJJutant Discharge Elimination System (NPDES) or equivalent permit?	Yes ☐ No ☐
If so, please attach a copy of this permit.

6-2.	Has a Hazardous Materials Business Plan been developed for the site?	Yes ☐ No ☐
If so, please attach a copy.
CERTIFICATION
I am familiar with the real property described in this questionnaire. By signing below, I represent and warrant that the answers to the above questions are complete and accurate to the best of my knowledge. I also understand that Lessor will rely on the completeness and accuracy of my answers in assessing any environmental liability risks associated with the property.

Signature:
Name:
Title:
Date:
Telephone:

EXHIBIT G -4-	[HCP LIFE SCIENCES] [BRITANNIA SEAPORT CENTRE] [Puhnonx, Inc.]

EXHIBIT H
BRITANNIA SEAPORT CENTRE
FORM OF LETTER OF CREDIT
(Letterhead of a money center bank
acceptable to the Landlord)

FAX NO. [(_____) _____ ______] SWIFT: [Insert No., if any]		[Insert Bank Name And Address]

DATE OF ISSUE:__________________________________

BENEFICIARY:		APPLICANT:
[Insert Beneficiary Name And Address]		[Insert Applicant Name And Address]

LETTER OF CREDIT NO._________________________

EXPIRATION _________________AT OUR COUNTERS	DATE:	AMOUNT AVAILABLE USD[Insert Dollar Amount] (U.S. DOLLARS [Insert Dollar Amount])
LADIES AND GENTLEMEN:
WE HEREBY ESTABLISH OUR IRREVOCABLE STANDBY LETTER OF CREDIT NO._______________IN YOUR FAVOR FOR THE ACCOUNT OF [Insert Tenant's Name], A [Insert Entity Type], UP TO THE AGGREGATE AMOUNT OF USD[Insert Dollar Amount] ([Insert Dollar Amount] U.S. DOLLARS) EFFECTIVE IMMEDIATELY AND EXPIRING ON         (Expiration Date)         AVAILABLE BY PAYMENT UPON PRESENTATION OF YOUR DRAFT AT SIGHT DRAWN ON [Insert Bank Name] WHEN ACCOMPANIED BY THE FOLLOWING DOCUMENT(S):
1. THE ORIGINAL OF THIS IRREVOCABLE STANDBY LETTER OF CREDIT AND AMENDMENT(S), IF ANY.
2. BENEFICIARY'S SIGNED STATEMENT PURPORTEDLY SIGNED BY AN AUTHORIZED REPRESENTATIVE OF [Insert Landlord's Name], A [Insert Entity Type) ("LANDLORD") STATING THE FOLLOWING:
"THE UNDERSIGNED HEREBY CERTIFIES THAT THE LANDLORD, EITHER (A) UNDER THE LEASE (DEFINED BELOW), OR (B) AS A RESULT OF THE TERMINATION OF SUCH LEASE, HAS THE RIGHT TO DRAW DOWN THE AMOUNT OF USD ---- IN ACCORDANCE WITH THE TERMS OF THAT CERTAIN OFFICE LEASE DATED [Insert Lease Date], AS AMENDED (COLLECTIVELY, THE "LEASE"), OR SUCH AMOUNT CONSTITUTES DAMAGES OWING BY THE TENANT UNDER SUCH LEASE TO BENEFICIARY RESULTING FROM THE BREACH OF SUCH LEASE BY THE TENANT THEREUNDER, AND SUCH AMOUNT REMAINS UNPAID AT THE TIME OF THIS DRAWING."
OR

EXHIBIT H -1-	[HCP LIFE SCIENCES] [BRITANNIA SEAPORT CENTRE] [Puhnonx, Inc.]

"THE UNDERSIGNED HEREBY CERTIFIES THAT WE HAVE RECEIVED A WRITTEN NOTICE OF [Insert Bank Name]'S ELECTION NOT TO EXTEND ITS STANDBY LETTER OF CREDIT NO._____________AND HAVE NOT RECEIVED A REPLACEMENT LETTER OF CREDIT WITHIN AT LEAST SIXTY(60) DAYS PRIOR TO THE PRESENT EXPIRATION DATE."
OR
"THE UNDERSIGNED HEREBY CERTIFIES THAT BENEFICIARY IS ENTITLED TO DRAW DOWN THE FULL AMOUNT OF LETTER OF CREDIT NO._____________AS THE RESULT OF THE FILING OF A VOLUNTARY PETITION UNDER THE U.S. BANKRUPTCY CODE OR A STATE BANKRUPTCY CODE BY THE TENANT UNDER THAT CERTAIN OFFICE LEASE DATED [Insert Lease Date], AS AMENDED (COLLECTIVELY, THE "LEASE"), WHICH FILING HAS NOT BEEN DISMISSED AT THE TIME OF THIS DRAWING."
OR
"THE UNDERSIGNED HEREBY CERTIFIES THAT BENEFICIARY IS ENTITLED TO DRAW DOWN THE FULL AMOUNT OF LETTER OF CREDIT NO. _________________AS THE RESULT OF AN INVOLUNTARY PETITION HAVING BEEN FILED UNDER THE U.S. BANKRUPTCY CODE OR A STATE BANKRUPTCY CODE AGAINST THE TENANT UNDER THAT CERTAIN OFFICE LEASE DATED [Insert Lease Date], AS AMENDED (COLLECTIVELY, THE "LEASE"), WHICH FILING HAS NOT BEEN DISMISSED AT THE TIME OF THIS DRAWING."
SPECIAL CONDITIONS:
PARTIAL DRAWINGS AND MULTIPLE PRESENTATIONS MAY BE MADE UNDER THIS STANDBY LETTER OF CREDIT, PROVIDED, HOWEVER, THAT EACH SUCH DEMAND THAT IS PAID BY US SHALL REDUCE THE AMOUNT AVAILABLE UNDER THIS STANDBY LETTER OF CREDIT.
ALL INFORMATION REQUIRED WHETHER INDICATED BY BLANKS, BRACKETS OR OTHERWISE, MUST BE COMPLETED AT THE TIME OF DRAWING. [Please Provide The Required Forms For Review, And Attach As Schedules To The Letter Of Credit.]
ALL SIGNATURES MUST BE MANUALLY EXECUTED IN ORIGINALS.
ALL BANKING CHARGES ARE FOR THE APPLICANT'S ACCOUNT.
IT IS A CONDITION OF THIS STANDBY LETTER OF CREDIT THAT IT SHALL BE DEEMED AUTOMATICALLY EXTENDED WITHOUT AMENDMENT FOR A PERIOD OF ONE YEAR FROM THE PRESENT OR ANY FUTURE EXPIRATION DATE, UNLESS AT LEAST SIXTY (60) DAYS PRIOR TO THE EXPIRATION DATE WE SEND YOU NOTICE BY NATIONALLY RECOGNIZED OVERNIGHT COURIER SERVICE THAT WE ELECT NOT TO EXTEND THIS CREDIT FOR ANY SUCH ADDITIONAL PERIOD. SAID NOTICE WILL BE SENT TO THE ADDRESS INDICATED ABOVE, UNLESS A CHANGE OF ADDRESS IS OTHERWISE NOTIFIED BY YOU TO US IN WRITING BY RECEIPTED MAIL OR COURIER. ANY NOTICE TO US WILL BE DEEMED EFFECTIVE ONLY UPON ACTUAL RECEIPT BY US AT OUR DESIGNATED OFFICE. IN NO EVENT, AND WITHOUT FURTHER NOTICE FROM OURSELVES, SHALL THE EXPIRATION DATE BE EXTENDED BEYOND A FINAL EXPIRATION DATE OF          (Expiration Date)         .
THIS LETTER OF CREDIT MAY BE TRANSFERRED SUCCESSIVELY IN WHOLE OR IN PART ONLY UP TO THE THEN AVAILABLE AMOUNT IN FAVOR OF A NOMINATED TRANSFEREE ("TRANSFEREE"), ASSUMING SUCH TRANSFER TO SUCH TRANSFEREE IS IN COMPLIANCE WITH ALL APPLICABLE

[HCP LIFE SCIENCES] [BRITANNIA SEAPORT CENTRE] [Puhnonx, Inc.]

U.S. LAWS AND REGULATIONS. AT THE TIME OF TRANSFER, THE ORIGINAL LETTER OF CREDIT AND ORIGINAL AMENDMENT(S) IF ANY, MUST BE SURRENDERED TO US TOGETHER WITH OUR TRANSFER FORM (AVAILABLE UPON REQUEST) AND PAYMENT OF OUR CUSTOMARY TRANSFER FEES BY APPLICANT. IN CASE OF ANY TRANSFER UNDER THIS LETTER OF CREDIT, THE DRAFT AND ANY REQUIRED STATEMENT MUST BE EXECUTED BY THE TRANSFEREE AND WHERE THE BENEFICIARY'S NAME APPEARS WITHIN THIS STANDBY LETTER OF CREDIT, THE TRANSFEREE'S NAME IS AUTOMATICALLY SUBSTITUTED THEREFOR.
ALL DRAFTS REQUIRED UNDER THIS STANDBY LETTER OF CREDIT MUST BE MARKED: "DRAWN UNDER [Insert Bank Name] STANDBY LETTER OF CREDIT NO.__________________."
WE HEREBY AGREE WITH YOU THAT IF DRAFTS ARE PRESENTED TO [Insert Bank Name] UNDER THIS LETTER OF CREDIT AT OR PRIOR TO [Insert Time -(e.g., 11:00 AM)], ON A BUSINESS DAY, AND PROVIDED THAT SUCH DRAFTS PRESENTED CONFORM TO THE TERMS AND CONDITIONS OF THIS LETTER OF CREDIT, PAYMENT SHALL BE INITIATED BY US IN IMMEDIATELY AVAILABLE FUNDS BY OUR CLOSE OF BUSINESS ON THE SUCCEEDING BUSINESS DAY. IF DRAFTS ARE PRESENTED TO [Insert Bank Name] UNDER THIS LETTER OF CREDIT AFTER [Insert Time - (e.g., 11:00 AM)], ON A BUSINESS DAY, AND PROVIDED THAT SUCH DRAFTS CONFORM WITH THE TERMS AND CONDITIONS OF THIS LETTER OF CREDIT, PAYMENT SHALL BE INITIATED BY US IN IMMEDIATELY AVAILABLE FUNDS BY OUR CLOSE OF BUSINESS ON THE SECOND SUCCEEDING BUSINESS DAY. AS USED IN THIS LETTER OF CREDIT, "BUSINESS DAY" SHALL MEAN ANY DAY OTHER THAN A SATURDAY, SUNDAY OR A DAY ON WHICH BANKING INSTITUTIONS IN THE STATE OF CALIFORNIA ARE AUTHORIZED OR REQUIRED BY LAW TO CLOSE. IF THE EXPIRATION DATE FOR THIS LETTER OF CREDIT SHALL EVER FALL ON A DAY WHICH IS NOT A BUSINESS DAY THEN SUCH EXPIRATION DATE SHALL AUTOMATICALLY BE EXTENDED TO THE DATE WHICH IS THE NEXT BUSINESS DAY.
PRESENTATION OF A DRAWING UNDER THIS LETTER OF CREDIT MAY BE MADE ON OR PRIOR TO THE THEN CURRENT EXPIRATION DATE HEREOF BY HAND DELIVERY, COURIER SERVICE, OVERNIGHT MAIL, OR FACSIMILE. PRESENTATION BY FACSIMILE TRANSMISSION SHALL BE BY TRANSMISSION OF THE ABOVE REQUIRED SIGHT DRAFT DRAWN ON US TOGETHER WITH THIS LETTER OF CREDIT TO OUR FACSIMILE NUMBER, [Insert Fax Number - (____)___-_______], ATTENTION: [Insert Appropriate Recipient], WITH TELEPHONIC CONFIRMATION OF OUR RECEIPT OF SUCH FACSIMILE TRANSMISSION AT OUR TELEPHONE NUMBER [Insert Telephone Number - (____) ___-_______]OR TO SUCH OTHER FACSIMILE OR TELEPHONE NUMBERS, AS TO WHICH YOU HAVE RECEIVED WRITTEN NOTICE FROM US AS BEING THE APPLICABLE SUCH NUMBER. WE AGREE TO NOTIFY YOU IN WRITING, BY NATIONALLY RECOGNIZED OVERNIGHT COURIER SERVICE, OF ANY CHANGE IN SUCH DIRECTION. ANY FACSIMILE PRESENTATION PURSUANT TO THIS PARAGRAPH SHALL ALSO STATE THEREON THAT THE ORIGINAL OF SUCH SIGHT DRAFT AND LETTER OF CREDIT ARE BEING REMITTED, FOR DELIVERY ON THE NEXT BUSINESS DAY, TO [Insert Bank Name] AT THE APPLICABLE ADDRESS FOR PRESENTMENT PURSUANT TO THE PARAGRAPH FOLLOWING THIS ONE.
WE HEREBY ENGAGE WITH YOU THAT ALL DOCUMENT(S) DRAWN UNDER AND IN COMPLIANCE WITH THE TERMS OF THIS STAND BY LETTER OF CREDIT WILL BE DULY HONORED IF DRAWN AND PRESENTED FOR PAYMENT AT OUR OFFICE LOCATED AT [Insert Bank Name], [Insert Bank Address], ATTN: [Insert Appropriate Recipient], ON OR BEFORE THE EXPIRATION DATE OF THIS CREDIT,          (Expiration Date)         .
IN THE EVENT THAT THE ORIGINAL OF THIS STANDBY LETTER OF CREDIT IS LOST, STOLEN, MUTILATED, OR OTHERWISE DESTROYED, WE HEREBY AGREE TO ISSUE A DUPLICATE ORIGINAL HEREOF UPON RECEIPT OF A WRITTEN REQUEST FROM YOU AND A CERTIFICATION BY YOU (PURPORTEDLY SIGNED BY YOUR AUTHORIZED REPRESENTATIVE) OF THE LOSS, THEFT, MUTILATION, OR OTHER DESTRUCTION OF THE ORIGINAL HEREOF.

[HCP LIFE SCIENCES] [BRITANNIA SEAPORT CENTRE] [Puhnonx, Inc.]

EXCEPT SO FAR AS OTHERWISE EXPRESSLY STATED HERElN, THIS STANDBY LETTER OF CREDIT IS SUBJECT TO THE "INTERNATIONAL STANDBY PRACTICES" (ISP98) INTERNATIONAL CHAMBER OF COMMERCE (PUBLICATION NO. 590).

Very truly yours,

(Name of Issuing Bank)

By:

[HCP LIFE SCIENCES] [BRITANNIA SEAPORT CENTRE] [Puhnonx, Inc.]

EXHIBIT I
BRITANNIA SEAPORT CENTRE
EXISTING PERSONAL PROPERTY

Landlord's Property;

Soft-wall clean room expansion (including all casework)

All existing fume hoods

Compressors located anywhere m the Premises, and any associated hoods

Built-in projector screens

Server room cabling and trays

Security Cage

Access control system (including card reader and related monitoring system)
and the following items (as more particularly discussed in Exhibit J):

Asset ID #	Description

251	Beach-Tek Security Cage

226	Projector Lab Hood

323	Atlas Copco Compressor SF11FFM-145

228	Clean Room Expansion

38	Servicer ULTR Cleanroom

EXHIBIT I -1-	[HCP LIFE SCIENCES] [BRITANNIA SEAPORT CENTRE] [Puhnonx, Inc.]

EXHIBIT J
BRITANNIA SEAPORT CENTRE
TENANT PERSONAL PROPERTY
Tenant's Propertv:
All items listed in "Exhibit A-3: Tangible Assets" attached to the Foreclosure Sale Agreement dated March 31, 2009 among Tenant, Prior Tenant, Venture Lending & Leasing IV, Inc. and Venture Lending & Leasing V, Inc. (specifically including, but not limited to, the two Panasonic projector systems listed as Asset ID Nos. 434 and 433 on such Exhibit A-3), except that the following specific items, although listed with the indicated Asset ID Nos. on such Exhibit A-3, are not Tenant's Property and instead are part of Landlord's Property:

Asset ID #	Description

251	Beach-Tek Security Cage

226	Projector Lab Hood

323	Atlas Copco Compressor SF11FFM-145

228	Clean Room Expansion

38	Servicer ULTR Cleanroom

EXHIBIT J -1-	[HCP LIFE SCIENCES] [BRITANNIA SEAPORT CENTRE] [Puhnonx, Inc.]